Exhibit 10.8

AMENDED AND RESTATED
LEASE AGREEMENT

DATED AS OF AUGUST 30, 2016

BY AND BETWEEN

ESA CANADA ADMINISTRATOR L.L.C.

AS LANDLORD,

ESA CANADA PROPERTIES TRUST

AS BENEFICIAL OWNER,

AND

ESA CANADA OPERATING LESSEE ULC

AS TENANT

TABLE OF CONTENTS
Page
Article 1. DEFINITIONS1
Article 2. LEASED PROPERTY AND TERM8
2.1Leased Property    8
2.2Condition of Leased Property    9
2.3Fixed Term    10
2.4Renewal Term    10
2.5Automatic Termination    10
Article 3. RENT11
3.1Rent    11
3.2HST    13
3.3Confirmation of Percentage Rent    14
3.4Additional Charges    15
3.5Payment of Impositions    15
3.6Late Payment of Rent, Etc    17
3.7Net Lease    17
3.8Canadian Non-Residency    18
Article 4. USE OF THE LEASED PROPERTY19
4.1Permitted Use    19
4.2Compliance with Legal / Insurance Requirements, Etc    20
4.3Environmental Matters    20
Article 5. REPAIRS, MAINTENANCE, AND REPLACEMENTS21
5.1Repairs and Maintenance Costs that are Expensed    21
5.2Routine Capital Expenditures and FF&E    22
5.3Capital Expenditures    22
5.4Ownership of Replacements    23
5.5Tenant’s Personal Property    23
5.6Yield Up    23
5.7Management Agreement    24
5.8Trademark License Agreements    24
Article 6. IMPROVEMENTS, ETC.24
Article 7. LIENS24
Article 8. PERMITTED CONTESTS25
Article 9. INSURANCE25
9.1General Insurance Requirements    25
9.2Waiver of Subrogation    26
9.3Form Satisfactory, Etc    26
9.4Blanket Policy    27
9.5Separate Insurance    27
9.6Reports on Insurance Claims    27
9.7Indemnification of Landlord    27
Article 10. DAMAGE, REPAIR, AND CONDEMNATION28
10.1Damage and Repair    28
10.2Condemnation    29
Article 11. CC&Rs, LIENS, ETC.30
11.1No Covenants, Conditions, or Restrictions    30
11.2Liens; Credit    30
11.3Amendments Requested by Mortgagee    31
Article 12. DEFAULTS AND REMEDIES31
12.1Events of Default    31
12.2Damages    32
12.3Waiver of Jury Trial    33
12.4Application of Funds    33
12.5Landlord’s Right to Cure Tenant’s Default    33
12.6Good Faith Dispute    34
Article 13. HOLDING OVER34
Article 14. LANDLORD’S NOTICE OBLIGATIONS; LANDLORD’S DEFAULT34
14.1Landlord’s Notice Obligation    34
14.2Landlord’s Default    34
14.3Tenant’s Right to Cure    35
Article 15. TRANSFERS BY LANDLORD35
Article 16. SUBLETTING AND ASSIGNMENT36
16.1Subletting and Assignment    36
16.2Required Sublease Provisions    37
16.3Permitted Sublease and Assignment    37
16.4Sublease Limitation    37
Article 17. ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS38
17.1Estoppel Certificates    38
17.2Accounting and Annual Reconciliation    38
17.3Books and Records    39
17.4Business Plan    39
Article 18. LANDLORD’S RIGHT TO INSPECT40
Article 19. INTENTIONALLY OMITTED40
Article 20. LIMITATIONS41
20.1REIT Compliance    41
20.2Sublease Rent Limitation    41
Article 21. MISCELLANEOUS41
21.1No Waiver    41
21.2Remedies Cumulative    41
21.3Severability    42
21.4Acceptance of Surrender    42
21.5No Merger of Title    42
21.6Conveyance by Landlord    42
21.7Quiet Enjoyment    42
21.8Registration    42
21.9True Lease    43
21.10Notices    43
21.11Construction; Nonrecourse    44
21.12Counterparts; Headings    45
21.13Applicable Law    45
21.14Right to Make Agreement    45
21.15Disclosure of Information    45
21.16Operating Lease    46
21.17No Joint Venture or Partnership    46
21.18Planning Act (Ontario)    46
21.19Distress    46
21.20Beneficial Owner Ratification    46
21.21Amendment and Restatement    46

EXHIBITS
EXHIBIT A    LAND; MINIMUM RENT; MINIMUM RENT ALLOCATIONS
EXHIBIT B    INTENTIONALLY OMITTED
EXHIBIT C    PROVISIONS RELATING TO PERCENTAGE RENT
EXHIBIT D    TRADEMARK LICENSE AGREEMENTS

INDEX OF DEFINED TERMS

Accounting Period    1
Accounting Period Statement    38
Additional Charges    15
Affiliate    2
Annual Operating Statement    38
Applicable Laws    2
Award    2
Beneficial Owner    1
Building Estimate    22
Business Day    2
Business Plan    39
Canadian Dollar    2
Capital Expenditure    2
Capital Reserve Budget    21
CC&R(s)    30
CERCLA    20
Claims    25
Code    2
Commencement Date    2
Condemnation    2
Condemnor    3
Controlling Interest    3
Default    3
Default Rent    33
Dollar    3
Emergency Requirements    3
Entity    3
Environment    3
Environmental Laws    20
ESA Brand    3
ESH Hospitality    3
Event of Default    31
FF&E    3
Final Installment    12
Fiscal Year    3
Fixed Term    10
Fixtures    9
GAAP    4
GDP Deflator    4
Government Agencies    4
Gross Revenues    4
Hazardous Materials    20
Hotel    4
HST    5
HST Rate    5
Impositions    5
Improvements    9
Index    5
Insurance Requirements    6
Intangible Property    6
Interest Rate    6
Inventories    6
Land    1
Landlord    1
Landlord Default    35
Landlord Liens    6
Lease    1
Lease Year    6
Leased Property    8
Legal Requirements    6
Management Agreement    7
Management Parties    7
Manager    7
Manager Parent    7
Manager’s System    7
Minimum Rent    11
Minor Casualty    7
Mortgage    7
Mortgagee    7
Notice    7
Original Lease Agreement    1
Percentage Rent    11
Permits    7
Permitted Use    7
Person    7
Progress Installments    11
Real Estate Taxes    7
Renewal Term    10
Rent    7
Rental Taxes    13
REOC    40
REOC Parent    40
Routine Capital Expenditures    7
Substitute Index    8
Tenant    1
Tenant’s Personal Property    8
Term    8
Threshold Allocation    29
Thresholds    1
Tier 1 Percentage    1
Tier 1 Threshold    1
Tier 2 Percentage    1
Tier 2 Threshold    1
Total Casualty    8
Trademark License Agreements    8
Uniform System of Accounts    8
Working Capital    8

AMENDED AND RESTATED LEASE AGREEMENT
THIS AMENDED AND RESTATED LEASE AGREEMENT (this “Lease”) is entered into as of August 30, 2016, by and between ESA CANADA ADMINISTRATOR L.L.C., a Delaware limited liability company (“Landlord”), in its capacity as registered owner of the Land and administrator of Beneficial Owner, ESA CANADA PROPERTIES TRUST, a Delaware statutory trust (“Beneficial Owner”), and ESA CANADA OPERATING LESSEE ULC (f/k/a ESA Canada Operating Lessee, Inc.), a British Columbia unlimited liability company (“Tenant”).
WITNESSETH
WHEREAS, Landlord is the registered owner of certain real property constituting various hotel properties located at each address listed on Exhibit A (the “Land”) and the buildings, structures, additions, enlargements, extensions, modifications, repairs, replacements and other improvements now or hereafter located thereon, which Land and improvements are part of the Leased Property.
WHEREAS, Landlord is the administrator of Beneficial Owner, and Beneficial Owner is the beneficial owner of the Land, all in accordance with the provisions of that certain Fourth Amended & Restated Trust Agreement of ESA Canada Properties Trust, dated as of October 8, 2010, among ESA Canada Beneficiary L.L.C., a Delaware limited liability company, Wilmington Trust Company, a Delaware banking corporation, and Landlord.
WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement dated as of October 8, 2010, as amended by (a) that certain First Amendment to Lease Agreement dated as of November 30, 2012, (b) that certain Second Amendment to Lease Agreement dated as of November 11, 2013, and (c) that certain Third Amendment to Lease Agreement dated as of February 22, 2016 (collectively, the “Original Lease Agreement”).
WHEREAS, Landlord and Tenant desire to amend and restate the Original Lease Agreement on the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby amend and restate the Original Lease Agreement in its entirety as follows.
Article 1.
DEFINITIONS
For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Article 1 shall have the meanings assigned to them in this Article 1 and include the plural as well as the singular, (b) all accounting terms not otherwise defined in this Lease shall have the meanings assigned to them in accordance with GAAP, (c) all references in this Lease to designated “Articles”, “Sections”, and other subdivisions are to the designated Articles, Sections, and other subdivisions of this Lease, and (d) the words “herein”, “hereof”, “hereunder”, and other words of similar import refer to this Lease as a whole and not to any particular Article, Section, or other subdivision of this Lease.
“Accounting Period” means each of 12 calendar months occurring each Fiscal Year.
“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by such specified Person. For purposes of this definition, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or activities of a Person, whether through ownership of voting securities, by contract, or otherwise.
“Applicable Laws” means all applicable laws, statutes, regulations, rules, ordinances, codes, licenses, permits, and orders, from time to time in existence, of all courts of competent jurisdiction and Government Agencies, and all applicable judicial and administrative and regulatory decrees, judgments, and orders, including, without limitation, common law rulings and determinations, relating to injury to, or the protection of real or personal property or human health (except those requirements which, by definition, are solely the responsibility of employers) or the Environment, including, without limitation, all valid and lawful requirements of courts and other Government Agencies pertaining to reporting, licensing, permitting, investigation, remediation, and removal of underground improvements (including, without limitation, treatment or storage tanks, or water, gas, or oil wells), or emissions, discharges, releases, or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes whether solid, liquid, or gaseous in nature, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances, underground improvements (including, without limitation, treatment or storage tanks, or water, gas, or oil wells), or pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature.
“Award” means all compensation, sums, or other value awarded, paid, or received by virtue of a total or partial Condemnation of the Leased Property (after deduction of all reasonable legal fees and other reasonable costs and expenses, including, without limitation, expert witness fees, incurred by Landlord, in connection with obtaining any such award).
“Business Day” means any day other than Saturday, Sunday, or any other day on which banking institutions in the State of New York, the Province of Ontario, or in the Province of Newfoundland and Labrador are authorized by law or executive action to close.
“Canadian Dollar” means the lawful money of Canada. Any amount in this Lease preceded by the symbol “C$” (as distinct from the symbol “$”) or by the abbreviation “CAN” shall be interpreted as a Canadian Dollar amount.
“Capital Expenditure” means the expenses necessary for non-routine, major repairs, alterations, improvements, renewals, replacements, and additions to the Hotels, including, without limitation, to the structure, the exterior façade (excluding painting) and all of the mechanical, electrical, heating, ventilating, air conditioning, plumbing, or vertical transportation elements of the Hotel buildings, together with all other expenditures which are classified as “capital expenditures” under GAAP. Capital Expenditures shall not include Routine Capital Expenditures.
“Code” means the Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.
“Commencement Date” means October 8, 2010.
“Condemnation” means (a) the exercise of any governmental power with respect to the Leased Property, whether by legal proceedings or otherwise, by a Condemnor of its power of condemnation or expropriation, (b) a voluntary sale or transfer of the Leased Property by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation or expropriation are pending, or (c) a taking or voluntary conveyance of all or part of the Leased Property, or any interest therein, or right accruing thereto, or use thereof; as the result or in settlement of any Condemnation or other eminent domain or expropriation proceeding affecting the Leased Property, whether or not the same shall have actually been commenced.
“Condemnor” means any public or quasi-public authority, or Person, having the power of Condemnation.
“Controlling Interest” means (a) as to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the Entity (through ownership of such shares or by contract), and (b) as to an Entity not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Entity.
“Default” means any event or condition existing which with the giving of Notice and/or lapse of time would ripen into an Event of Default.
“Dollar” means the lawful money of the United States of America. Any amount in this Lease preceded by the symbol “$” (as distinct from the symbol “C$”) or by the abbreviation “USD” shall be interpreted as a Dollar amount.
“Emergency Requirements” means any of the following events or circumstances: (a) an emergency threatening imminent damage to a Hotel, or the life or property of such Hotel’s guests, invitees, or employees; or (b) a Legal Requirement, the violation (or continued violation) of which would subject Tenant, the Management Parties, and/or Owner to the imminent threat of civil or criminal liability.
“Entity” means any corporation, general or limited partnership, limited liability company, limited liability partnership, stock company or association, joint venture, association, company, trust, bank, trust company, land trust, business trust, cooperative, any government or agency or political subdivision thereof, or any other association or entity.
“Environment” means soil, surface waters, ground waters, land, streams, sediments, surface or subsurface strata, and ambient air.
“ESA Brand” means, collectively, (a) the name and mark “Extended Stay America”, “Crossland Economy Suites”, “Extended Stay Deluxe”, “Homestead Suites”, “StudioPlus Deluxe Studios” and “Homestead”, alone or in combination with other words or symbols, any variation or derivative thereof, and any names and marks confusingly similar thereto, and (b) any additional trademark or brand developed or acquired by or on behalf of any Affiliate of Landlord after the date hereof.
“ESH Hospitality” means ESH Hospitality, Inc. (f/k/a ESH Hospitality LLC), a Delaware corporation, together with its successors and assigns.
“FF&E” means furniture, furnishings, fixtures (other than Fixtures), soft goods, signage, equipment, and other personal property located at, or used in connection with, the operation of the Hotels.
“Fiscal Year” means each calendar year during the Term.
“GAAP” means United States generally accepted accounting principles consistently applied.
“GDP Deflator” means the “Gross Domestic Product Implicit Price Deflator” issued from time to time by the United States Bureau of Economic Analysis of the Department of Commerce, or if the aforesaid GDP Deflator is not at such time so prepared and published, any Substitute Index. Except as otherwise expressly stated herein, whenever a number or amount is required to be “adjusted by the GDP Deflator”, or similar terminology, such adjustment shall be equal to the percentage increase or decrease in the GDP Deflator which is issued for the month in which such adjustment is to be made (or, if the GDP Deflator for such month is not yet publicly available, the GDP Deflator for the most recent month for which the GDP Deflator is publicly available) as compared to the GDP Deflator which was issued for the month in which the Commencement Date occurred.
“Government Agencies” means any court, agency, authority, board (including, without limitation, environmental protection, planning, and zoning), bureau, commission, department, office, or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit of the United States or Canada or the states or provinces in which the Leased Property is located or any county or any political subdivision of any of the foregoing, whether now or hereafter in existence, having jurisdiction over Tenant or the Leased Property or any portion thereof or the Hotel operated thereon.
“Gross Revenues” means all revenues and receipts of every kind derived from operating the Hotels and all departments and parts thereof, including, without limitation: income (from both cash and credit transactions) from rental of guest rooms, telephone charges, stores, offices, exhibit or sales space of every kind; license, lease, and concession fees and rentals (not including gross receipts of licensees, lessees, and concessionaires); income from vending machines; income from parking; wholesale and retail sales of merchandise; service charges; items constituting “Allowances” under the Uniform Systems of Accounts; and proceeds, if any, from business interruption or other loss of income insurance; provided, that Gross Revenues shall not include the following: gratuities to employees of the Hotels; federal, state, provincial or municipal excise, sales, or use taxes or any other taxes collected directly from patrons or guests or included as part of the sales price of any goods or services; proceeds from the sale of furniture, fixtures, and equipment; interest received or accrued with respect to the funds in any operating accounts of the Hotels; the amount of any refunds, rebates, discounts, and credits of a similar nature (including, without limitation, complimentary hotel stays given to employees of the Management Parties), given, paid, or returned in the course of obtaining Gross Revenues or components thereof; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); condemnation proceeds (other than for a temporary taking); or any proceeds from any sale or other disposition of the Hotels or any portion of the Leased Property or from the refinancing of any debt encumbering the Hotels. Notwithstanding the foregoing, in the event of any inconsistency between the foregoing definition and the definition of “Gross Operating Revenues” set out in the Management Agreement, the definition set out in the Management Agreement shall prevail.
“Hotel” means individually, a hotel being operated by a Management Party on a Leased Property, and collectively, all of the hotels being operated by a Management Party on the Leased Properties.
“HST” means the Goods and Services Tax and Harmonized Sales Tax imposed under Part IX of the Excise Tax Act (Canada) and the Regulations thereto and collected by the government of Canada.
“HST Rate” means, at any time, the applicable rate of HST in the province where the Leased Property is situate. As of the date of this Lease, the HST Rate in the Province of Ontario and in the Province of Newfoundland and Labrador is 13%.
“Impositions” means, collectively, all taxes (including, without limitation, all ad valorem, sales and use, single business, gross receipts, transaction privilege, rent, or similar taxes as the same relate to or are imposed upon Tenant or the business conducted upon the Leased Property, including, without limitation, all real property taxes on the Leased Property and all personal property taxes on Tenant’s Personal Property, together will all replacements, modifications, alterations, and additions thereto), assessments (including, without limitation, all assessments for public improvements or benefit, whether or not commenced or completed prior to the date hereof), water, sewer, or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization, and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property or the business conducted thereon by Tenant (including, without limitation, all interest and penalties thereon due to any failure in payment by Tenant), which at any time prior to, during, or in respect of the Term hereof may be assessed or imposed on, or in respect of, or be a lien upon (a) Landlord’s interest in the Leased Property, (b) the Leased Property, or any part thereof, or any rent therefrom, or any estate, right, title, or interest therein, or (c) any occupancy, operation, use, or possession of, or sales from, or activity conducted on, or in connection with, the Leased Property, or the leasing or use of the Leased Property or any part thereof by Tenant; provided, that nothing contained herein shall be construed to require Tenant to pay (i) any tax based on net income, net worth, or capital imposed on Landlord, (ii) any net revenue tax of Landlord, (iii) any transfer fee or other tax imposed with respect to the sale, exchange, or other disposition by Landlord of any Leased Property or the proceeds thereof, (iv) any single business, gross receipts tax (from any source other than the rent received by Landlord from Tenant), or similar taxes as the same relate to or are imposed upon Landlord, except to the extent that any tax, assessment, tax levy, or charge that would otherwise be an Imposition under this definition which is in effect at any time during the Term hereof is totally or partially repealed, and a tax, assessment, tax levy, or charge set forth in clause (i) or (ii) preceding is levied, assessed, or imposed expressly in lieu thereof, (v) any interest or penalties imposed on Landlord as a result of the failure of Landlord to file any return or report timely and in the form prescribed by law, or to pay any tax or imposition, except to the extent such failure is a result of a breach by Tenant of its obligations pursuant to Section 3.5, (vi) any Impositions imposed on Landlord that are a result of Landlord not being considered a “United States person” as defined in Section 7701(a)(30) of the Code, (vii) any Impositions that are enacted or adopted by their express terms as a substitute for any tax that would not have been payable by Tenant pursuant to the terms of this Lease or (viii) any Impositions imposed as a result of a breach of covenant or representation by Landlord in any agreement entered into by Landlord governing Landlord’s conduct or operation or as a result of the negligence or willful misconduct of Landlord.
“Index” means the Consumer Price Index, All Items Index for Ottawa Time Base 1992, as published by Statistics Canada or its successor, or if such index is discontinued, the most comparable index published by any federal governmental agency, as mutually acceptable to Landlord and Tenant. Whenever a number or amount is required to be adjusted by changes in the Index or similar terminology, such adjustment shall be equal to the percentage increase or decrease in the Index which is issued for the month in which such adjustment is to be made (or if the Index for such month is not yet publicly available, the Index for the most recent month for which the Index is publicly available) as compared to the Index which was issued for the month in which the Commencement Date occurred.
“Insurance Requirements” means all terms of any insurance policy required by this Lease, and all requirements of the issuer of any such policy, and all orders, rules and regulations, and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon Landlord, Tenant, or the Leased Property.
“Intangible Property” means (a) Permits and other approvals granted by any public body or by any private party pursuant to a recorded instrument and (b) certificates, licenses, warranties, and guarantees other than such Permits and approvals which are to be held by, or transferred to, Tenant in order to permit Tenant to operate, or cause the Management Parties to operate, the Leased Property properly in accordance with the terms of this Lease.
“Interest Rate” means an annual rate of interest equal to, as of the date of determination, the per annum rate for 10 year U.S. Treasury Obligations as published in the Wall Street Journal, plus 200 basis points.
“Inventories” means “Inventories” as defined in the Uniform System of Accounts, including, without limitation, provisions in storerooms, refrigerators, pantries and kitchens, beverages in wine cellars and bars, other merchandise intended for sale, fuel, mechanical supplies, stationery, and other expenses, supplies, and similar items.
“Landlord Liens” means liens on or against the Leased Property or any payment of Rent (a) which result from any act of, or any claim against, Landlord or any owner (other than Tenant) of a direct or indirect interest in the Leased Property, or which result from any violation by Landlord of any terms of this Lease, or (b) which result from liens in favor of any taxing authority by reason of any tax owed by Landlord or any fee owner of a direct or indirect interest in the Leased Property; provided, that “Landlord Liens” shall not include any lien resulting from any tax for which Tenant is obligated to pay or indemnify Landlord against until such time as Tenant shall have already paid to, or on behalf of, Landlord the tax or the required indemnity with respect to the same.
“Lease Year” means any Fiscal Year during the Term and any partial Fiscal Year at the beginning or end of the Term.
“Legal Requirements” means all federal, state, provincial, county, municipal, and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees, and injunctions affecting the Leased Property or the maintenance, construction, alteration, or operation thereof, whether now or hereafter enacted or in existence, including, without limitation, (a) all permits, licenses, authorizations, certificates, and regulations necessary to operate the Leased Property for its Permitted Use, and (b) all covenants, agreements, declarations, restrictions, and encumbrances contained in any instruments at any time in force affecting the Leased Property as of the date hereof, or to which Tenant has consented or required to be granted pursuant to Applicable Laws, including, without limitation, those which may (i) require material repairs, modifications, or alterations in or to the Leased Property or (ii) in any way materially and adversely affect the use and enjoyment of the Leased Property, but excluding any requirements arising as a result of Landlord’s or any Landlord’s Affiliate’s status as a real estate investment trust.
“Management Agreement” means any agreement entered into by Tenant and the Management Parties with respect to the management and operation of the Leased Property, as the same may be amended from time to time. As of the date of this Lease, the Management Agreement is that certain Amended and Restated Management Agreement dated as of the date hereof between Tenant, Manager Parent, and Manager.
“Management Parties” means, collectively, Manager and Manager Parent.
“Manager” means HVM Canada Hotel Manager ULC, an Alberta corporation, together with its successors and assigns.
“Manager Parent” means ESA Management, LLC, a Delaware limited liability company, together with its successors and assigns.
“Manager’s System” means all hotels and resorts in Canada that are managed by the Management Parties.
“Minor Casualty” means any fire or other casualty which results in damage to a Hotel and/or its contents, to the extent that the total cost (in Tenant’s reasonable judgment) of repairing and/or replacing the damaged portion of the Hotel to the same condition as existed previously does not exceed the dollar amount of One Million Canadian Dollars (C$1,000,000), said dollar amount to be adjusted by the GDP Deflator.
“Mortgage” means any mortgage, deed of trust, deed to secure debt, or other security documents encumbering any Hotel or related to the ownership or operation of any Hotel and given by Landlord to a lender as security for a loan.
“Mortgagee” means the holder of any Mortgage.
“Notice” means a notice given in accordance with Section 21.10.
“Permits” means governmental permits, including, without limitation, licenses and authorizations, required for the ownership and operation of the permits, signage permits, site use approvals, zoning certificates, environmental and land use permits, and any and all necessary approvals from state, provincial or local authorities.
“Permitted Use” means any use of the Leased Property permitted pursuant to Section 4.1(a).
“Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so admits.
“Real Estate Taxes” means all real estate taxes, including, without limitation, general and special assessments, if any, which are imposed upon the Land or any improvements thereon.
“Rent” means, collectively, Minimum Rent, Percentage Rent, and Additional Charges.
“Routine Capital Expenditures” means certain routine, non-major expenditures which are classified as “capital expenditures” under GAAP, but which will be funded from funds provided by Landlord (pursuant to Section 5.2), rather than pursuant to the provisions of Section 5.3. Routine Capital Expenditures consist of the following types of expenditures: exterior and interior repainting; resurfacing building walls and floors; resurfacing parking areas; replacing folding walls; and miscellaneous similar expenditures (all such types of expenditures to be in accordance with Manager’s policies as then generally implemented throughout the Manager’s System).
“Substitute Index” means any index comparable to the GDP Deflator selected by Landlord and reasonably satisfactory to Tenant then prepared and published by an agency of the Government of the United States, appropriately adjusted for changes in the manner in which such index is prepared and/or year upon which such index is based.
“Tenant’s Personal Property” means all motor vehicles, Inventories, FF&E, and any other tangible personal property of Tenant acquired by Tenant, on and after the date hereof, and located at the Leased Property or used in Tenant’s business at the Leased Property, and all modifications, replacements, alterations, and additions to such personal property.
“Term” means, collectively, the Fixed Term and the Renewal Terms, to the extent properly exercised pursuant to the provisions of Section 2.4, unless sooner terminated pursuant to the provisions of this Lease.
“Total Casualty” means any fire or other casualty which results in damage to a Hotel and its contents to the extent that the total cost of repairing and/or replacing the damaged portion of the Hotel to the same condition as existed previously would be 30% or more of the then total replacement cost of the Hotel.
“Trademark License Agreements” means, individually or collectively, as context may require, (a) any of those certain trademark license agreements described on Exhibit D hereof and (b) any agreements to license a trademark of the ESA Brands entered into by Tenant after the date hereof.
“Uniform System of Accounts” means Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, 1996, as published by the Hotel Association of New York City, as the same may be further revised from time to time.
“Working Capital” means funds that are used in the day-to-day operation of the business of the Hotels, including, without limitation, amounts sufficient for the maintenance of change and petty cash funds, amounts deposited in operating bank accounts, receivables, amounts deposited in payroll accounts, prepaid expenses, and funds required to maintain Inventories, less accounts payable and accrued current liabilities.
Article 2.
LEASED PROPERTY AND TERM
2.1    Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant and Tenant leases from Landlord all of Landlord’s right, title, and interest in and to all of the following (collectively, the “Leased Property”):
(a)    the Land;
(b)    all buildings, structures, other improvements and appurtenances of every kind including, without limitation, the Hotels, the alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking garages and parking areas, and roadways appurtenant to such buildings and structures presently situated upon the Land (collectively, the “Improvements”);
(c)    all easements, rights, and appurtenances relating to the Land and the Improvements;
(d)    all equipment, machinery, fixtures, and other items of property, now or hereafter permanently affixed to or incorporated into the Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems, and fire and theft protection equipment, all of which, to the maximum extent permitted by law, are hereby deemed by Landlord and Tenant to constitute real estate, together with all replacements, modifications, alterations, and additions thereto, but specifically excluding all items included within the category of Tenant’s Personal Property (collectively, the “Fixtures”);
(e)    any Intangible Property that is required under Applicable Laws to be held by Landlord; and
(f)    any and all leases of space (including, without limitation, any security deposits held by Tenant pursuant thereto) in the Improvements to tenants thereof.
The Leased Property does not include any tangible personal property. All personal property required to operate the Hotels shall be provided by Tenant.
2.2    Condition of Leased Property. Tenant acknowledges receipt and delivery of possession of the Leased Property and Tenant accepts and will accept the Leased Property in its “as is” condition, subject to the rights of parties in possession, the existing state of title, including, without limitation, all covenants, conditions, restrictions, reservations, mineral leases, easements, and other matters of record or that are visible or apparent on the Leased Property, all applicable Legal Requirements, the lien of any financing instruments, mortgages permitted by the terms of this Lease, and such other matters which would be disclosed by an inspection of the Leased Property and the record title thereto or by an accurate survey thereof. TENANT REPRESENTS THAT IT HAS INSPECTED THE LEASED PROPERTY AND ALL OF THE FOREGOING AND HAS FOUND THE CONDITION THEREOF SATISFACTORY AND IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF LANDLORD OR LANDLORD’S AGENTS OR EMPLOYEES WITH RESPECT THERETO, EXCEPT AS EXPRESSLY SET FORTH HEREIN, AND TENANT WAIVES ANY CLAIM OR ACTION AGAINST LANDLORD IN RESPECT OF THE CONDITION OF THE LEASED PROPERTY. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN, OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY TENANT. To the maximum extent permitted by law, however, Landlord hereby assigns to Tenant all of Landlord’s rights to proceed against any predecessor in title, contractors, and materialmen for breaches of warranties or representations or for latent defects in the Leased Property. Landlord shall fully cooperate with Tenant in the prosecution of any such claims, in Landlord’s or Tenant’s name, all at Tenant’s sole cost and expense. Tenant shall indemnify, defend, and hold harmless Landlord from and against any loss, cost, damage, or liability (including reasonable attorneys’ fees) incurred by Landlord in connection with such cooperation.
2.3    Fixed Term. The initial term of this Lease (the “Fixed Term”) shall commence on the Commencement Date and shall expire on the eighth anniversary of the last day of the month in which the Commencement Date occurs unless sooner terminated in accordance with the provisions hereof.
2.4    Renewal Term. (a) Provided that no Event of Default shall have occurred and be continuing, this Lease shall automatically extend for two renewal terms of five years each (each such renewal a “Renewal Term”) unless Tenant elects, by providing Notice to Landlord no later than 30 months prior to the scheduled expiration of the Term of this Lease or the previous Renewal Term, as applicable, to terminate this Lease upon the expiration of the then current Term. Any such Notice to terminate shall, if given, be irrevocable, but Tenant’s failure to terminate shall not preclude Landlord from exercising any of its rights to terminate this Lease in accordance with the terms hereof.
(a)    Each Renewal Term shall commence on the day succeeding the expiration of the Fixed Term or the preceding Renewal Term, as the case may be. All of the terms, covenants, and provisions of this Lease shall apply to each such Renewal Term. Tenant shall have no right to extend the Term beyond the expiration of the last Renewal Term. If Tenant does not give Notice that it elects to terminate this Lease in accordance with this Section 2.4, then this Lease shall automatically renew at the end of the Term then in effect as provided in Section 2.4(a), and such renewal term shall be upon all of the terms and conditions set forth in this Lease except that the Minimum Rent and Percentage Rent may be adjusted to reflect fair market value, terms and conditions at the commencement of such renewal term, as mutually determined by Landlord and Tenant, after which Landlord shall update Exhibit A and Exhibit C of this Lease pursuant to Section 3.1(f) hereof. Any such adjustment to Minimum Rent and Percentage Rent shall be effective as of the commencement of such Renewal Term. As of the date hereof, Landlord and Tenant hereby confirm that Tenant did not deliver a Notice of termination at least 30 months prior to the scheduled expiration of the Fixed Term, and so this Lease will automatically renew upon expiration of the Fixed Term for the first Renewal Term of five years, commencing on November 1, 2018, and there shall be one remaining Renewal Term.
2.5    Automatic Termination. This Agreement shall automatically terminate with respect to any of the Hotels upon the date that such Hotel(s) are sold, conveyed or otherwise transferred to another party, such that such Hotel(s) are no longer owned or leased, as applicable, by Tenant.
Article 3.
RENT
3.1    Rent. Tenant shall pay, or cause the Management Parties to pay, to Landlord, by wire transfer of immediately available federal funds or by other means acceptable to Landlord in its sole discretion, in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without notice, offset, abatement, demand, or deduction (unless otherwise expressly provided in this Lease), Rent during the Term as follows:
(a)    Minimum Rent. Tenant shall pay minimum rent in an amount equal to the aggregate amount of minimum rent per Fiscal Year set forth in Exhibit A converted into Dollars using the average daily exchange rate as published by the www.OANDA.com website for the period beginning on the first day of the Fiscal Year (or, in the case of the first Fiscal Year, beginning on the Commencement Date) and ending on the last day of the month for which such Minimum Rent is due, payable in advance in equal, consecutive monthly installments, on or before the first day of each calendar month of the Term (“Minimum Rent”); provided, that in the case of the first Fiscal Year and the last Fiscal Year, the number of such installments shall equal the number of calendar months included within the Term of such Fiscal Year; and provided further, that if the Term commences on a day other than the first day of the calendar month, the Minimum Rent for the first month and the last month of the Term shall be prorated on a per diem basis based on the actual number of calendar days included within the Term of such month; and
(b)    Percentage Rent.
(i)    For each Fiscal Year during the Term during which Gross Revenues for such Fiscal Year exceed the Tier 1 Threshold, Tenant shall pay percentage rent (“Percentage Rent”) in an amount set forth in Exhibit C, converted into Dollars using the average daily exchange rate as published by the www.OANDA.com website for the period beginning on the first day of the Fiscal Year (or, in the case of the first Fiscal Year, beginning on the Commencement Date) and ending on the last day of the month for which such Percentage Rent is due. No Percentage Rent shall be payable for any Fiscal Year during the Term if the Gross Revenues for such Fiscal Year is less than or equal to the Tier 1 Threshold.
(ii)    Percentage Rent, if any, for each Fiscal Year shall be payable, in arrears, in 12 monthly installments (the first 11 such installments for any Fiscal Year being referred to in this Lease as the “Progress Installments”; the last such installment for any Fiscal Year being referred to in this Lease as the “Final Installment”); provided, that in the case of the first Fiscal Year and the last Fiscal Year, the number of such installments shall equal the number of months (or partial calendar months) included within such Fiscal Year. Each of the Progress Installments shall be payable within 35 days after the calendar month (or partial calendar month) then most recently ended. The Final Installment shall be payable within 30 days after Landlord’s receipt of the annual financial statements and other reports required to be delivered to Landlord pursuant to Section 17.2(b) for such Fiscal Year. Appropriate provision shall be made in the case of the final calendar month (or partial calendar month) of the Term.
(iii)    (%3) Each of the Progress Installments shall be based on actual operations to date for such Fiscal Year. The first Progress Installment for any Fiscal Year shall equal 1/12th of the total Percentage Rent payment that would be payable for such Fiscal Year if the actual Gross Revenues for such Fiscal Year were to equal the Gross Revenues received to date and annualized. Each subsequent Progress Installments for any Fiscal Year shall equal (1) the proportionate share (e.g., the second Progress Installment will equal 2/12ths) of the total Percentage Rent that would be payable for such Fiscal Year if the actual Gross Revenues for such Fiscal Year were to equal the Gross Revenues received to date and annualized, minus (2) the aggregate amount of the Progress Installments, if any, theretofore paid in respect of Percentage Rent for such Fiscal Year. The Final Installment shall equal the portion of Percentage Rent for such Fiscal Year, if any, remaining unpaid after payment of all Progress Installments in respect thereof,
(A)    In calculating Percentage Rent for the first and last Fiscal Year of the Term, the Thresholds shall be pro-rated based on the number of days included within the Term of such first and last Fiscal Years and such pro-rated amount shall be used in lieu of the Thresholds for the purpose of Revenue Computation. Each Progress Installment for the first and last Fiscal Year shall be calculated to reflect the number of months or partial months accruing during the Term in such Fiscal Year.
(iv)    At the end of each Fiscal Year, in connection with the submission of annual financial statements and other reports pursuant to Section 17.2(b) and the completion of any audit pursuant to Section 3.3, Percentage Rent for such Fiscal Year shall be determined. If such determination reveals any underpayments or overpayments in respect of Percentage Rent for such Fiscal Year, then an adjustment in the amount of Percentage Rent for such Fiscal Year shall be made, and all sums determined to be owing to either Landlord or Tenant as a result of such adjustment shall be paid promptly.
(v)    Tenant shall deliver to Landlord a statement with each Percentage Rent payment setting forth the true and correct calculation of the Percentage Rent payment for the most recently completed month of each Fiscal Year in the Term and the Percentage Rent year-to-date through such recently completed month. Percentage Rent shall be subject to confirmation and adjustment, if applicable, as set forth in Section 3.3.
(c)    The obligation to pay Rent shall survive the expiration or earlier termination of the Term, and a final reconciliation, taking into account, among other relevant adjustments, any adjustments which are accrued after such expiration or termination date but which related to Rent accrued prior to such expiration or termination date, shall be made not later than 30 days after such expiration or termination date.
(d)    Notwithstanding anything in this Lease to the contrary, in the event that cash available from Gross Revenues after payment by Tenant of all expenses due and payable by Tenant under this Lease is insufficient to pay the aggregate amount of Percentage Rent due for such month, then the amount of such deficiency shall be deferred and added to and paid in connection with the next monthly Percentage Rent payment or payments hereunder; provided, that any Percentage Rent deferred as herein provided shall in any event be due and payable and paid prior to the end of the Fiscal Year in which such deferral occurred unless Landlord, in its sole and absolute discretion, elects to permit further deferral of such Percentage Rent for a period determined by Landlord, in which case any such Percentage Rent that is deferred beyond the end of such Fiscal Year shall (i) accrue interest at a rate equal to the Interest Rate for the period commencing on the day after the last day of such Fiscal Year and ending on the date on which Tenant pays such Percentage Rent to Landlord and (ii) be due and payable, together with all accrued interest, on or prior to the last day of the extended deferral period so determined by Landlord.
(e)    Minimum Rent payable each Fiscal Year pursuant to Section 3.1(a) shall be allocated to each Hotel in the amounts set forth in Exhibit A.
(f)    If at any time during the Term it becomes necessary to revise any of the Exhibits to this Lease whether as required in accordance with the provisions of this Lease or as a result of the agreement of Landlord and Tenant, and whether to reflect changes in the Leased Properties, the allocation or amount of Minimum Rent, the calculation of Percentage Rent, or otherwise, then Landlord shall update the applicable Exhibit to reflect such revision(s) and shall deliver Notice and a copy thereof to Tenant. Any such revised Exhibit, to the extent such revision(s) was/were required in accordance with the provisions of this Lease, shall be binding on Tenant absent manifest error, and any other such revised Exhibit shall be binding on Tenant upon Tenant’s counter-execution of the same.
3.2    HST. (a) Tenant shall pay, or cause the Management Parties to pay, to Landlord, by wire transfer of immediately available funds or by other means acceptable to Landlord in its sole discretion, in lawful money of Canada which shall be legal tender for the payment of public and private debts, the full amount of all HST and any other similar taxes imposed in respect of the Rent payable by Tenant under this Lease or in respect of the rental of space under this Lease (such taxes, collectively, the “Rental Taxes”). Tenant shall pay the Rental Taxes whether they are characterized as HST, sales taxes, value-added taxes, multi-stage taxes, business transfer taxes, or otherwise, with the intent that Landlord be fully indemnified in respect of all Rental Taxes payable or collectible by Landlord in respect of the Rent or the rental of space under this Lease. The Rental Taxes payable by the Tenant (a) shall be calculated by Landlord in accordance with the applicable law; (b) shall be paid to Landlord at the same time as the amounts to which the Rental Taxes apply are payable to Landlord under this Lease; and (c) notwithstanding anything to the contrary, shall not be considered to be Rent (but Landlord will have all of the same remedies for, and rights of recovery with respect to, such amounts, as it has for non-payment of Rent under this Lease or at law).
(a)    Landlord shall give to Tenant a written receipt for all payments of Rent and the Rental Taxes made pursuant to this Lease, which receipt shall indicate Landlord’s HST registration number and the amounts so paid. Landlord and Tenant agree that HST shall only be calculated on Rent in Canadian Dollars (and, for the avoidance of doubt, not taking into account any conversion to Dollars provided for in this Lease).
3.3    Confirmation of Percentage Rent. Tenant shall utilize, or cause to be utilized, an accounting system for the Leased Property in accordance with its usual and customary practices, and in accordance with GAAP and the Uniform System of Accounts, that will accurately record all data necessary to compute Percentage Rent, and Tenant shall retain, for at least five years after the expiration of each Lease Year, reasonably adequate records conforming to such accounting system showing all data necessary to conduct Landlord’s audit and to compute Percentage Rent for the applicable Lease Year. Landlord shall have the right, for a period of two years following each Lease Year, from time to time, by its accountants or representatives, to audit such information in connection with Landlord’s audit, and to examine all Tenant’s records (including supporting data and sales and excise tax returns) reasonably required to complete Landlord’s audit and to verify the Percentage Rent, subject to any prohibitions or limitations on disclosure of any such data under Legal Requirements. If any Landlord’s audit discloses a deficiency in the payment of Percentage Rent, and either Tenant agrees with the results of Landlord’s audit or the matter is otherwise determined or compromised, then Tenant shall forthwith pay to Landlord the amount of the deficiency, as finally agreed or determined, together with interest at the Interest Rate from the date when said payment should have been made to the date of payment thereof. If any Landlord’s audit discloses a deficiency in the determination or reporting of Gross Revenue, which, as finally agreed or determined, exceeds three percent, Tenant shall pay the costs of the portion of Landlord’s audit allocable to the determination of such Revenues. Any proprietary information obtained by Landlord pursuant to the provisions of this Section 3.3 shall be treated as confidential, except that such information may be used, subject to appropriate confidentiality safeguards, in any litigation or arbitration between the parties and except further that Landlord may disclose such information to prospective lenders, investors, and underwriters and to any other persons to whom disclosure is necessary to comply with applicable laws, regulations, and government requirements. The obligations of Tenant contained in this Section 3.3 shall survive the expiration or earlier termination of this Lease. Any dispute as to the existence or amount of any deficiency in the payment of Percentage Rent as disclosed by Landlord’s audit shall, if not otherwise settled by the parties, be submitted to arbitration.
3.4    Additional Charges. In addition to Minimum Rent or Percentage Rent payable under Section 3.1 of this Lease, (a) Tenant also will pay and discharge as and when due and payable all other amounts, liabilities, obligations, and Impositions that Tenant assumes or agrees to pay under this Lease, and (b) in the event of any failure on the part of Tenant to pay any of those items referred to in clause (a) of this Section 3.4, Tenant also will promptly pay and discharge every fine, penalty, interest, and cost that may be added for non-payment or late payment of such items (the items referred to in clauses (a) and (b) of this Section 3.4 being additional rent hereunder and being referred to herein collectively as “Additional Charges”), and Landlord shall have all legal, equitable, and contractual rights, powers, and remedies provided either in this Lease or by statute or otherwise in the case of non-payment of Additional Charges as in the case of non-payment of Minimum Rent or Percentage Rent. If any installment of Minimum Rent, Percentage Rent or Additional Charges (but only as to those Additional Charges that are payable directly to Landlord) shall not be paid on its due date, then Tenant will pay Landlord within 10 days after demand, as Additional Charges, an amount equal to the interest computed at the Interest Rate on the amount of such installment, from the due date of such installment to the date of payment thereof. To the extent that Tenant pays any Additional Charges to Landlord pursuant to the requirements of this Lease, Tenant shall be relieved of its obligation to pay such Additional Charges to the entity to which they would otherwise be due and Landlord shall pay the same from monies received from Tenant.
3.5    Payment of Impositions. (a) (%4) Subject to Article 8 relating to permitted contests, Tenant shall pay, or cause to be paid, all Impositions before any fine, penalty, interest, or cost (other than any opportunity cost as a result of a failure to take advantage of any discount for early payment) may be added for non-payment, such payments to be made directly to the taxing authorities where feasible, and shall promptly, upon request, furnish to Landlord copies of official receipts or other reasonably satisfactory proof evidencing such payments. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay such installments during the Term as the same become due and before any fine, penalty, premium, further interest, or cost may be added thereto.
(i)    Landlord, at its expense, shall, to the extent required or permitted by Applicable Law, prepare and file all tax returns and pay all taxes due in respect of Landlord’s net income, gross receipts, sales and use, single business, ad valorem, franchise taxes, and taxes on its capital stock, and Tenant, at its expense, shall, to the extent required or permitted by Applicable Laws, prepare and file all other tax returns and reports in respect of any Imposition as may be required by Government Agencies.
(ii)    If any refund shall be due from any taxing authority in respect of any Imposition paid by Tenant, then the same shall be paid over to or retained by Tenant if no Event of Default shall have occurred hereunder and be continuing. If an Event of Default shall have been declared by Landlord and be continuing, then any such refund shall be paid over to or retained by Landlord.
(iii)    Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports.
(iv)    In the event Government Agencies classify any property covered by this Lease as personal property, then Tenant shall file, or cause the Management Parties to file, all personal property tax returns in such jurisdictions where it may legally so file. Each party shall, to the extent it possesses the same, provide the other, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns for property covered by this Lease and/or gross receipts tax returns for Rent received by Landlord from Tenant, Landlord shall file the same with reasonable cooperation from Tenant.
(v)    Landlord shall provide Tenant with copies of assessment notices in sufficient time for Tenant to prepare a protest which Landlord shall file. Landlord may, upon notice to Tenant, at Landlord’s option and at Landlord’s sole expense, appeal, protest, or institute such other proceedings (in its or Tenant’s name) as Landlord may deem appropriate to effect a reduction of real estate assessments and Tenant shall fully cooperate with Landlord in such protest, appeal, or other action.
(vi)    Landlord shall give prompt Notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord at any time has knowledge; provided, however, that Landlord’s failure to give any such notice shall in no way diminish Tenant’s obligation hereunder to pay such Impositions (except that Landlord shall be responsible for any interest or penalties incurred as a result of Landlord’s failure promptly to forward the same).
(vii)    In addition, Tenant shall pay the following:
(A)    Utility Charges. Tenant shall pay or cause to be paid all charges for electricity, power, gas, oil, water, and other utilities used in connection with the Leased Property.
(B)    Insurance Premiums. Tenant shall pay or cause to be paid all premiums for the insurance coverage required to be maintained by Tenant pursuant to Article 9.
(C)    Other Charges. Tenant shall pay or cause to be paid all other amounts, liabilities, and obligations arising in connection with the Leased Property except those obligations expressly assumed by Landlord pursuant to the provisions of this Lease or expressly stated not to be an obligation of Tenant pursuant to this Lease.
(b)    Reimbursement for Additional Charges. If Tenant pays or causes to be paid property taxes or similar or other Additional Charges attributable to periods after the end of the Term, whether upon expiration or sooner termination of this Lease, then Tenant may, within a reasonable time after the end of the Term, provide Notice to Landlord of Tenant’s estimate of such amounts. Landlord shall promptly reimburse Tenant for all payments of such taxes and other similar Additional Charges that are attributable to any period after the Term of this Lease.
3.6    Late Payment of Rent, Etc. (a) If any installment of Minimum Rent, Percentage Rent, or Additional Charges shall not be paid within five (5) Business Days after its due date, then Tenant shall pay Landlord, within five days after Landlord’s written demand therefor, as Additional Charges, a late charge (to the extent permitted by law) computed at the Interest Rate on the amount of such installment, from the due date of such installment to the date of payment thereof. To the extent that Tenant pays any Additional Charges directly to Landlord or any Mortgagee pursuant to any requirement of this Lease, Tenant shall be relieved of its obligation to pay such Additional Charges to the Entity to which they would otherwise be due and Landlord shall pay when due, or cause the applicable Mortgagee to pay when due, such Additional Charges to the Entity to which they are due. If any payment due from Landlord to Tenant shall not be paid within 30 days after its due date, then Landlord shall pay to Tenant, on demand, a late charge (to the extent permitted by law) computed at the Interest Rate on the amount of such installment from the due date of such installment to the date of payment thereof.
(a)    In the event of any failure by Tenant to pay any Additional Charges when due, except as expressly provided in Section 3.4 with respect to permitted contests pursuant to Article 8, Tenant shall promptly pay (unless payment thereof is in good faith being contested and enforcement thereof is stayed) and discharge, as Additional Charges, every fine, penalty, interest, and cost which may be added for non-payment or late payment of such items. Landlord shall have all legal, equitable, and contractual rights, powers, and remedies provided either in this Lease or by statute or otherwise in the case of non-payment of Additional Charges as in the case of non-payment of Minimum Rent and Percentage Rent.
3.7    Net Lease. Rent shall be absolutely net to Landlord so that this Lease shall yield to Landlord the full amount of the installments or amounts of Rent throughout the Term, subject to any other provisions of this Lease which expressly provide otherwise (including, without limitation, those provisions for adjustment, refunding, or abatement of such Rent and for the funding of Landlord’s obligations pursuant to Section 14.3). This Lease is a net lease, and, except to the extent otherwise expressly specified in this Lease, it is agreed and intended that Rent payable hereunder by Tenant shall be paid without notice, demand, counterclaim, setoff, deduction, or defense and without abatement, suspension, deferment, diminution, or reduction and that Tenant’s obligation to pay all such amounts, throughout the Term and all applicable Renewal Terms, is absolute and unconditional, and, except to the extent otherwise expressly specified in this Lease, the respective obligations and liabilities of Tenant and Landlord hereunder shall in no way be released, discharged, or otherwise affected for any reason, including, without limitation: (a) any defect in the condition, merchantability, design, quality, or fitness for use of the Leased Property or any part thereof, or the failure of the Leased Property to comply with all Applicable Laws, including, without limitation, any inability to occupy or use the Leased Property by reason of such noncompliance; (b) any damage to, removal, abandonment, salvage, loss, condemnation, theft, scrapping, or destruction of, or any requisition or taking of, the Leased Property or any part thereof, or any environmental conditions on the Leased Property or any property in the vicinity of the Leased Property; (c) any restriction, prevention, or curtailment of, or interference with, any use of the Leased Property or any part thereof including, without limitation, eviction; (d) any defect in title to or rights to the Leased Property or any lien on such title or rights to the Leased Property; (e) any change, waiver, extension, indulgence, or other action or omission or breach in respect of any obligation or liability of or by any Person; (f) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation, or other like proceedings relating to Tenant or any other Person, or any action taken with respect to this Lease by any trustee or receiver of Tenant or any other Person, or by any court, in any such proceeding; (g) any right or claim that Tenant has or might have against any Person, including, without limitation, Landlord (other than a monetary default) or any vendor, manufacturer, contractor of or for the Leased Property; (h) any failure on the part of Landlord or any other Person to perform or comply with any of the terms of this Lease, or of any other agreement; (i) any invalidity, unenforceability, rejection, or disaffirmance of this Lease by operation of law or otherwise against or by Tenant or any provision hereof; (j) the impossibility of performance by Tenant or Landlord, or both; (k) any action by any court, administrative agency, or other Government Agencies; (l) any interference, interruption, or cessation in the use, possession, or quiet enjoyment of the Leased Property or otherwise; or (m) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether foreseeable or unforeseeable, and whether or not Tenant shall have notice or knowledge of any of the foregoing; provided, however, that the foregoing shall not apply or be construed to restrict Tenant’s rights in the event of any act or omission by Landlord constituting gross negligence or willful misconduct. Except as specifically set forth in this Lease, this Lease shall be non-cancellable by Tenant for any reason whatsoever, and, except as expressly provided in this Lease, Tenant, to the extent now or hereafter permitted by Applicable Laws, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate, or surrender this Lease or to any diminution, abatement, or reduction of Rent payable hereunder. Except as specifically set forth in this Lease, under no circumstances or conditions shall Landlord be expected or required to make any payment of any kind hereunder or have any obligations with respect to the use, possession, control, maintenance, alteration, rebuilding, replacing, repair, restoration, or operation of all or any part of the Leased Property, so long as the Leased Property or any part thereof is subject to this Lease, and Tenant expressly waives the right to perform any such action at the expense of Landlord pursuant to any law.
3.8    Canadian Non-Residency. Tenant acknowledges that Landlord is not a resident of Canada, and as such, all payment made under this Article 3 will be subject to Canadian non-resident withholding tax. Tenant agrees to act as agent for Landlord with respect to the payments made under this Article 3 and received by Landlord for which Landlord intends to make an undertaking under subsection 216(4) of the Canadian Income Tax Act to reduce the required withholding. Landlord agrees to reimburse Tenant with respect to any penalties that may be charged to Tenant by the Canadian tax authorities as a result of Landlord failing to comply with the requirements of such undertaking.
Article 4.
USE OF THE LEASED PROPERTY
4.1    Permitted Use. (a)
(a)    Tenant shall proceed with all due diligence and exercise commercially reasonable efforts to obtain and maintain, or to cause the Management Parties to obtain and maintain, all approvals necessary to use and operate, for its Permitted Use, the Leased Property and the Hotels located thereon under applicable law. Landlord shall cooperate with Tenant in this regard, including, without limitation, by executing all applications and consents required to be signed by Landlord in order for Tenant to obtain and maintain such approvals.
(b)    Tenant shall not, and Tenant shall ensure that the Management Parties shall not, use or suffer or permit the use of the Leased Property or Tenant’s Personal Property, if any, for any unlawful purpose. Tenant shall not, and Tenant shall ensure that the Management Parties shall not, (i) commit or suffer to be committed any waste on the Leased Property, or in the Hotels, or cause or permit any unlawful nuisance thereon or therein, or (ii) permit the Leased Property, or any portion thereof, to be used in such a manner as (A) might reasonably impair Landlord’s title thereto or to any portion thereof; or (B) may reasonably allow a claim or claims for adverse usage of adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof.
4.2    Compliance with Legal / Insurance Requirements, Etc. Subject to the provisions of Article 8, Tenant, at its sole expense, shall, or shall cause the Management Parties to, (a) comply with Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair, alteration, and restoration of the Leased Property, and (b) comply with all appropriate licenses, and other authorizations and agreements, required for any use of the Leased Property and Tenant’s Personal Property, if any, then being made and which are material to the operation of the Leased Property for the uses permitted hereunder, and for the proper operation and maintenance of the Leased Property or any part thereof.
4.3    Environmental Matters.
(a)    Subject to the provisions of Section 4.3(c), all costs and expenses of the removal of Hazardous Materials from the Leased Property or the Hotels in accordance with the provisions of Section 4.3(a), and of compliance with all Environmental Laws in accordance with the provisions of Section 4.3(a), and any amounts paid to Landlord pursuant to the indemnity set forth in Section 4.3(a), shall be paid by Tenant from its own funds, and not from Gross Revenues.
(b)    To the extent not otherwise covered by insurance maintained by either Tenant or the Management Parties (including, without limitation, any deductible or self-insured retention, if any, related thereto), the amount of any loss, cost, liability, or damage (including, without limitation, engineers’ and attorneys’ fees and expenses, and the cost of litigation) arising from the presence of Hazardous Materials on or under the Leased Property or in the Hotels as a direct result of the gross negligence of Tenant’s or the Management Parties’ employees at the Hotels (but not any third parties, including, without limitation, any independent contractors retained to provide goods or services to the Hotels) shall be paid from Gross Revenues.
(c)    Each party shall undertake reasonable efforts to notify the other party concerning the presence of any Hazardous Materials on or under the Leased Property or in the Hotels of which the notifying party has knowledge; provided, however, that unless required by Legal Requirements, the parties shall otherwise maintain the confidentiality of such information.
Article 5.
REPAIRS, MAINTENANCE, AND REPLACEMENTS
5.1    Repairs and Maintenance Costs that are Expensed. Tenant shall, and shall cause the Management Parties to, (a) maintain the Leased Property and all buildings and improvements located thereon (including, without limitation, the interior and exterior, structural, plumbing, HVAC, and other elements thereof) in good repair and working condition and shall make or cause to be made such routine maintenance, repairs, and minor alterations as it determines are necessary for such purposes; (b) not commit waste or permit impairment or deterioration of the Leased Property (normal wear and tear excepted); (c) not abandon the Leased Property; (d) comply in all material respects with all laws, ordinances, regulations, and requirements of any governmental body applicable to the Leased Property; (e) provide prompt written notification to Landlord of any material adverse change to the Leased Property, such as material changes to any environmental condition, including, without limitation, the presence of biocontaminants, such as mold; (f) promptly undertake appropriate assessment, remedial, and preventative actions sufficient to meet any guidelines established by Landlord or guidelines or regulations adopted by applicable authoritative bodies or regulatory agencies in connection with a determination of any material adverse change, and, in any event with respect to mold contamination, Tenant shall undertake (i) removal of the mold, (ii) abatement of the underlying cause of mold (including water intrusion), and (iii) repair of any leaks and associated water damage at the Leased Property; and (g) return the Leased Property and all buildings and improvements thereon at the expiration of the Term in as reasonably a good condition as when received, ordinary wear and tear excepted and shall make or cause to be made such routine maintenance, repairs, and minor alterations as it determines are necessary for such purposes. The phrase “routine maintenance, repairs, and minor alterations” as used in this Section 5.1 shall include only those items of maintenance, repair, and alteration which are normally expensed under GAAP. All costs and expenses incurred in connection with such maintenance, repairs, and alterations shall be borne by Tenant.
5.2    Routine Capital Expenditures and FF&E. (a) Tenant shall prepare, or cause the Management Parties to prepare, an annual estimate (the “Capital Reserve Budget”) of the expenditures necessary for (i) replacements, renewals, and additions to the FF&E, and (ii) Routine Capital Expenditures, during the ensuing Fiscal Year and shall deliver the Capital Reserve Budget to Landlord for its review, comment, and approval at the same time as the Management Parties submit the business plan described in Section 17.4. The Capital Reserve Budget shall also indicate the estimated time schedule for making such replacements, renewals, and additions, a reasonable description of items required to be replaced, the number of units to be replaced, unit costs, and costs in the aggregate, together with such additional information as Landlord shall reasonably request, to the extent then known by the Management Parties.
(a)    Tenant shall, or Tenant shall cause the Management Parties to, on behalf of Landlord from time to time (in compliance with the applicable Capital Reserve Budget, unless there has been a change in circumstances) make such (i) replacements, renewals, and additions to the FF&E, and (ii) Routine Capital Expenditures, as Tenant deems necessary. Notwithstanding the foregoing, no expenditures shall be made in excess of the amounts set forth in the then-applicable Capital Reserve Budget without the approval of Landlord; provided, that Tenant or the Management Parties shall be authorized to take appropriate remedial action (including, without limitation, making any necessary expenditures above the total aggregate amount set forth in the then-applicable Capital Reserve Budget), without receiving Landlord’s prior approval, to remedy or respond to any of the Emergency Requirements (provided further that Tenant shall notify Landlord of any such remedial action that requires more than a de minimis expenditure of funds).
(b)    All costs and expenses incurred in connection with the replacements, renewals, and additions to the FF&E and the Routine Capital Expenditures required under this Section 5.2 shall be paid by Tenant from amounts provided by Landlord to Tenant for such purposes.
(c)    Landlord and Tenant hereby acknowledge and agree that all FF&E the purchase of which is funded by Landlord shall be the property of Tenant unless otherwise provided in this Lease.
5.3    Capital Expenditures. (a) Tenant, or the Management Parties on behalf of Tenant, shall prepare an annual estimate (the “Building Estimate”) of all Capital Expenditures, which Building Estimate shall include such detail as is reasonably required to allow Landlord to review and analyze the Capital Expenditures described therein. Tenant shall submit, or cause the Management Parties to submit, the Building Estimate to Landlord for its approval at the same time as the Management Parties submit the business plan described in Section 17.4. Tenant shall not, and Tenant shall ensure that the Management Parties shall not, make any Capital Expenditures without the prior written approval of Landlord, except as otherwise permitted herein.
(a)    Notwithstanding the provisions of Section 5.3(a), Tenant shall be authorized to take appropriate remedial action (including, without limitation, making any necessary Capital Expenditures) without receiving Landlord’s prior approval, to remedy or respond to any of the Emergency Requirements; provided that Tenant shall notify Landlord of any such remedial action that requires a Capital Expenditure that is not de minimis. Tenant and the Management Parties shall cooperate with Landlord in the pursuit of any such action and shall have the right to participate therein. Landlord shall, upon written request by Tenant, or the Management Parties on behalf of Tenant, promptly reimburse all expenditures made by Tenant or the Management Parties pursuant to this Section 5.3(b).
(b)    The cost of all Capital Expenditures (including, without limitation, the expenses incurred by Landlord or Tenant or the Management Parties in connection with any civil or criminal proceeding arising by reason of an Emergency Requirement) shall be borne solely by Landlord, and shall not be paid from Gross Revenues.
5.4    Ownership of Replacements. All Capital Expenditures and, subject to the rights of the Management Parties under the Management Agreement, all repairs, alterations, improvements, renewals, and replacements made pursuant to this Article 5, other than FF&E, shall be the property of Landlord.
5.5    Tenant’s Personal Property. At the expiration or sooner termination of the Term, Tenant shall be required, within a commercially reasonable period after such expiration or termination, to remove all Tenant’s Personal Property from the Leased Property.
5.6    Yield Up. (a) Upon the expiration or sooner termination of this Lease, Tenant shall vacate and surrender the Leased Property to Landlord in substantially the same condition in which the Leased Property was in on the Commencement Date, except as repaired, replaced, rebuilt, restored, altered, or added to as permitted or required by the provisions of this Lease, reasonable wear and tear and Condemnation (and casualty damage, in the event that this Lease is terminated following a casualty in accordance with Article 10) excepted.
(a)    In addition, as of the expiration or earlier termination of this Lease, Tenant shall cooperate in good faith with Landlord to effect an orderly transition of the management or lease of the Leased Property and Tenant shall, at Landlord’s sole cost and expense, use its good faith, commercially reasonable efforts to transfer to and cooperate with Landlord or Landlord’s nominee in connection with the processing of all applications for licenses, operating permits, and other governmental authorizations and all contracts entered into by Tenant, including, without limitation, contracts with governmental or quasi-governmental Entities which may be necessary for the use and operation of the Hotels as then operated, but excluding (i) utility deposits and (ii) telephone numbers. Landlord shall indemnify and hold Tenant harmless for all claims, costs, and expenses (including, without limitation, reasonable attorneys’ fees) arising from acts or omissions by Landlord under such contracts subsequent to the date of transfer thereof to Landlord, and Tenant shall indemnify and hold Landlord harmless for all claims, costs, and expenses (including, without limitation, reasonable attorney’s fees) arising from acts or omissions by Tenant under such contracts prior to the date of transfer thereof to Landlord.
5.7    Management Agreement. Except as otherwise provided below, Tenant shall not amend or modify the Management Agreement or replace the Management Parties without Landlord’s prior written consent, which consent may be given or withheld by Landlord in its sole and absolute discretion. The terms of the Management Agreement (a) shall not, in Landlord’s and its counsel’s reasonable opinion, cause the Rent to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, and (b) shall expressly provide that if Landlord and its counsel reasonably conclude that the terms of the Management Agreement will have such an effect, then the terms of the Management Agreement will be modified so that the Management Agreement, in the reasonable opinion of Landlord and its counsel, does not cause the Rent to be so characterized under the Code; provided, that no such modifications shall affect the amount of the Management Fees (as defined in the Management Agreement) or the practical realization of the rights and benefits of the Management Parties thereunder.
5.8    Trademark License Agreements. (a) Tenant shall not operate, or permit the Management Parties to operate, any Hotel under a trade name other than the trade names licensed to Tenant under the Trademark License Agreements, without the prior written consent of Landlord, which consent may be given or withheld by Landlord in its sole and absolute discretion.
(a)    To the extent any of the provisions of any Trademark License Agreement impose a greater obligation on Tenant than the corresponding provisions of this Lease, then Tenant shall be obligated to comply with, and to take all reasonable actions necessary to prevent breaches or defaults under, the provisions of such Trademark License Agreement. It is the intent of the parties hereto that, except as otherwise specifically provided by this Lease, Tenant shall comply in every respect with the provisions of any Trademark License Agreement to which Tenant is a party so as to avoid any default thereunder during the term of this Lease. Landlord and Tenant agree to cooperate fully with each other in the event it becomes necessary to obtain a trademark license extension or modification or a new trademark license for the Leased Property; provided, that Landlord shall pay the entire cost of any upgrades required by any licensor.
Article 6.
IMPROVEMENTS, ETC.
Tenant shall not finance the cost of any construction by the granting of a lien on, or security interest in, the Leased Property, or Tenant’s interest therein, without the prior written consent of Landlord, which consent may be withheld by Landlord in Landlord’s sole discretion. Any such improvements shall, upon the expiration or sooner termination of this Lease, remain or pass to and become the property of Landlord, free and clear of any encumbrance permitted to be created by Landlord.
Article 7.
LIENS
Subject to Article 8, Tenant shall not, and Tenant shall ensure that the Management Parties do not, directly or indirectly, create or allow to remain, and each shall promptly discharge, at its expense, any lien, encumbrance, attachment, title retention agreement, or claim upon the Leased Property or Tenant’s leasehold interest therein or any attachment, levy, claim, or encumbrance in respect of the Rent, other than (a) restrictions, liens, and other encumbrances which are consented to in writing by Landlord, (b) liens for those taxes of Landlord which Tenant is not required to pay hereunder, (c) subleases permitted by Article 16, (d) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (i) the same are not yet due and payable, or (ii) are being contested in accordance with Article 8, (e) liens of mechanics, laborers, materialmen, suppliers, or vendors incurred in the ordinary course of business that are not yet due and payable (but will be paid in full by Tenant or the Management Parties) or are for sums that are being contested in accordance with Article 8, (f) any Mortgage or other liens which are the responsibility of Landlord, and (g) Landlord Liens.
Article 8.
PERMITTED CONTESTS
Tenant, or the Management Parties at Tenant’s direction, shall have the right to contest the amount or validity of any Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge, or claim (collectively, “Claims”) as to the Leased Property, by appropriate legal proceedings, conducted in good faith and with due diligence; provided, that (a) the foregoing shall in no way be construed as relieving, modifying, or extending Tenant’s obligation to pay any Claims required hereunder to be paid by Tenant as finally determined, (b) such contest shall not cause Landlord or Tenant to be in default under any mortgage, deed of trust, or other agreement encumbering the Leased Property or any part thereof (Landlord agreeing that any such mortgage, deed of trust, or other agreement shall permit Tenant to exercise the rights granted pursuant to this Article 8) or any interest therein or result in a lien attaching to the Leased Property, unless such lien is fully bonded or is otherwise secured to the reasonable satisfaction of Landlord, (c) no part of the Leased Property nor any Rent therefrom shall be in any immediate danger of sale, forfeiture, attachment, or loss, and (d) Tenant hereby indemnifies and holds harmless Landlord from and against any cost, claim, damage, penalty, or reasonable expense, including, without limitation, reasonable attorneys’ fees, incurred by Landlord in connection therewith or as a result thereof. Landlord agrees to join in any such proceedings if required legally to prosecute such contest; provided, that Landlord shall not thereby be subjected to any liability therefor (including, without limitation, for the payment of any costs or expenses in connection therewith) unless Tenant agrees to assume and indemnify Landlord with respect to the same. Tenant or the Management Parties, as applicable, shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Tenant or paid by Landlord to the extent that Landlord has been reimbursed by Tenant. If Tenant shall fail to pay or cause to be paid any Claims when finally determined, to provide reasonable security therefor, or to prosecute or cause to be prosecuted any such contest diligently and in good faith, then Landlord may, upon Notice to Tenant, pay such charges, together with interest and penalties due with respect thereto, and Tenant shall reimburse Landlord therefor, upon demand, as Additional Charges.
Article 9.
INSURANCE
9.1    General Insurance Requirements.
(a)    Coverages by Tenant. During the Term, Tenant shall at its expense keep the insurance described in Sections 9.1(b)(i) through (v). This insurance shall be written by companies authorized to issue insurance in the jurisdiction where the Leased Property is located and otherwise acceptable to Landlord. If required by Landlord, the policies must name Landlord as an additional named insured.
(i)    Property casualty insurance with limits and deductibles as may be reasonably required by Landlord.
(ii)    General liability insurance with limits and deductibles as may be reasonably required by Landlord.
(iii)    Fidelity bonds with limits and deductibles as may be reasonably required by Landlord, covering Tenant’s employees in job classifications normally bonded under prudent hotel management practices in the United States or otherwise required by law.
(iv)    Workers’ compensation benefits and employers’ liability insurance for all persons employed by Tenant or the Management Parties on the Leased Property to the extent necessary to protect Landlord and the Leased Property against Tenant’s workers’ compensation claims.
(v)    Vehicle liability insurance for owned, non-owned, and hired vehicles, including, without limitation, rented and leased vehicles containing minimum limits per occurrence of $1,000,000.00.
(vi)    Such other insurance relating to the operation of the Hotel business as Landlord may reasonably request; provided, that such other insurance is customary for facilities such as the Leased Property and the operation thereof.
9.2    Waiver of Subrogation. All insurance policies carried by Landlord or Tenant covering the Leased Property, the FF&E, the Hotels, or Tenant’s Personal Property, including, without limitation, contents, fire, and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. Landlord and Tenant agree that their policies will include such waiver clause or endorsement so long as the same are obtainable without extra cost, and in the event of such an extra cost the other party, at its election, may pay the same, but shall not be obligated to do so. Each party agrees to seek recovery from any applicable insurance coverage prior to seeking recovery against the other.
9.3    Form Satisfactory, Etc. All of the policies of insurance referred to in this Article 9 shall be written in a form, with deductibles and by insurance companies reasonably satisfactory to Landlord and also shall meet and satisfy the requirements of any ground lessor, lender, or franchisor having any interest in the Leased Property. Tenant shall deliver to Landlord policies or certificates of the insurance required under Section 9.1(b) as of their effective date (and, with respect to any renewal policy, upon or prior to the expiration of the existing policy), and in the event of the failure of Tenant either to obtain such insurance as herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to Landlord at the times required, Landlord shall be entitled, but shall have no obligation, to obtain such insurance and pay the premiums therefor, and Tenant shall reimburse Landlord for any premium or premiums paid by Landlord for the coverages required under Section 9.1(b) upon written demand therefor, and repay the same within 30 days after Notice of such failure from Landlord shall constitute an Event of Default. Each insurer mentioned in this Article 9 shall agree, by endorsement to the policy or policies issued by it, or by independent instrument furnished to Landlord, to provide 30 days’ written notice to Landlord before the policy or policies in question shall be materially altered, allowed to expire, or canceled.
9.4    Blanket Policy. Notwithstanding anything to the contrary contained in this Article 9, Tenant or Landlord may bring the insurance provided for herein within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Tenant or Landlord; provided, that the coverage afforded to Landlord and Tenant will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance; and provided further, that the requirements of this Article 9 are otherwise satisfied.
9.5    Separate Insurance. Tenant shall not on Tenant’s own or pursuant to the request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article 9 to be furnished, or increase the amount of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including, without limitation, and in all cases, Landlord, are each included therein as an additional insured, and the loss is payable under such additional separate insurance in the same manner as losses are payable under this Lease. Tenant shall immediately provide Notice to Landlord that Tenant has obtained any such separate insurance or of the increasing of any of the amounts of the then existing insurance.
9.6    Reports on Insurance Claims. Tenant shall promptly investigate and make a complete and timely written report to the appropriate insurance company as to all accidents, claims for damage relating to the ownership, operation, and maintenance of any Hotel, any damage or destruction to any Hotel, and the estimated cost of repair thereof, and shall prepare any and all reports required by any insurance company in connection therewith. All such reports shall be timely filed with the insurance company as required under the terms of the insurance policy involved, and a final copy of such report shall be furnished to Landlord.
9.7    Indemnification of Landlord. Except as expressly provided herein, Tenant shall protect, indemnify, and hold harmless Landlord for, from, and against all liabilities, obligations, claims, damages, penalties, causes of action, costs, and reasonable expenses (including, without limitation, reasonable attorneys’ fees), to the maximum extent permitted by law, imposed upon or incurred by or asserted against Landlord by reason of: (a) any accident, injury to, or death of persons, or loss of or damage to property of third parties, occurring during the Term on or about the Leased Property or adjoining sidewalks or rights of way under Tenant’s control, and (b) any use, misuse, condition, management, maintenance, or repair by Tenant or anyone claiming under Tenant of the Leased Property or Tenant’s Personal Property during the Term, or any litigation, proceeding, or claim by governmental entities to which Landlord is made a party or participant relating to such use, misuse, condition, management, maintenance, or repair; provided, that Tenant’s obligations hereunder shall not apply to any liability, obligation, claim, damage, penalty, cause of action, cost, or expense arising from any gross negligence or willful misconduct of Landlord, its employees, agents, contractors, or invitees. Tenant, at its expense, shall defend any such claim, action, or proceeding asserted or instituted against Landlord covered under this indemnity (and shall not be responsible for any duplicative attorneys’ fees incurred by Landlord) or may compromise or otherwise dispose of the same. The obligations of Tenant under this Section 9.7 shall survive the termination of this Lease for a period of one year.
Article 10.
DAMAGE, REPAIR, AND CONDEMNATION
10.1    Damage and Repair.
(a)    If, during the Term, a Hotel suffers a Total Casualty, then Landlord shall, at its cost and expense and with all reasonable diligence, repair and/or replace the damaged portion of such Hotel to the same condition as existed previously. Such damage or destruction shall not terminate this Lease. Notwithstanding any provisions of this Article 10 to the contrary, if a Hotel suffers a Total Casualty during the last 24 months of the Term, then either of Landlord and Tenant shall have the right to terminate this Lease with respect to such Hotel by giving Notice to the other within 30 days after the date of damage or destruction, whereupon all accrued Rent with respect to such Hotel shall be paid immediately, this Lease shall automatically terminate with respect to such Hotel five (5) days after the date of such Notice and, upon such termination, Minimum Rent payable hereunder shall be reduced by an amount equal to the Minimum Rent allocated to the applicable Hotel set forth in Exhibit A and the Thresholds shall be reduced by the applicable Threshold Allocation. “Threshold Allocation” means (only for purposes of this Article 10), with respect to any applicable Hotel and as applied to the Thresholds, an amount calculated by multiplying the Thresholds by a fraction, the numerator of which is the Minimum Rent allocated to the applicable Hotel as set forth in Exhibit A, and the denominator of which is the aggregate Minimum Rent for all of the Hotels as set forth in Exhibit A.
(b)    If, during the Term, a Hotel is damaged by fire, casualty, or other cause to a greater extent than a Minor Casualty, but not to the extent of a Total Casualty, then Landlord shall, at its cost and expense and with all reasonable diligence, repair and/or replace the damaged portion of such Hotel to the same condition as existed previously. Tenant shall have the right to discontinue operating, or cause the Management Parties to discontinue operating, the Hotel to the extent Tenant deems necessary to comply with applicable Legal Requirements or as necessary for the safe and orderly operation of such Hotel. To the extent available, proceeds from the insurance described in Section 9.1 of this Lease shall be applied to such repairs and/or replacements. The parties agree that Landlord’s obligations to repair and/or replace pursuant to the provisions of this Section 10.1(c) shall be limited to the extent of available insurance proceeds (plus the amount of any applicable deductibles). The parties further agree that if Landlord is obligated to utilize such available insurance proceeds to repay any obligations pursuant to any Mortgage, then Landlord shall be entitled to an equitable extension of time (in which Landlord has to fulfill its obligations pursuant to the provisions of this Section 10.1(c)) that is sufficient to allow Landlord to obtain the necessary funding to replace such spent insurance proceeds and to make the repairs and/or replacements required hereunder. The parties further agree that Landlord’s obligations to repair and/or replace pursuant to the provisions of this Section 10.1(c) shall be subject to Landlord’s ability to obtain such entitlements and/or other governmental approvals as may be necessary to undertake such repair and/or replacement; provided, that Landlord shall undertake good faith efforts to obtain such entitlements and/or approvals.
(c)    All insurance proceeds payable by reason of any loss of or damage to any of Tenant’s Personal Property shall be paid to Tenant, and, to the extent necessary to repair or replace Tenant’s Personal Property in accordance with this Section 10.1(d), Tenant shall hold such proceeds to pay the cost of repairing or replacing damaged Tenant’s Personal Property and, if this Lease terminates, pay the same over to Landlord. If Landlord undertakes to restore the Leased Property as hereinabove provided, then Tenant shall either (i) restore all of Tenant’s Personal Property, if any, or (ii) replace Tenant’s Personal Property, if any, with items of the same or better quality and utility to the operation of the Leased Property.
10.2    Condemnation.
(a)    In the event a portion of a Hotel shall be taken by the events described in Section 10.2(a), or an entire Hotel is affected but on a temporary basis, and the result is not to make it unreasonable to continue to operate such Hotel, this Lease shall not terminate, but the Rent due hereunder shall be equitably abated taking into consideration, among other relevant factors, the number of useable rooms, the amount of square footage, or revenues affected or taken by such events. However, so much of any Award for any such partial taking or condemnation as shall be necessary to render the Hotel equivalent to its condition prior to such event shall be used for such purpose and Tenant shall have the right to discontinue operating, or to cause the Management Parties to discontinue operating, the Hotel or portion of the Hotel to the extent it deems necessary for the safe and orderly operation of the Hotel.
Article 11.
CC&Rs, LIENS, ETC.
11.1    No Covenants, Conditions, or Restrictions.
(a)    Tenant shall cause the Management Parties to manage and operate the Hotels in compliance with all obligations imposed on Landlord or the Hotels pursuant to any CC&Rs to the extent (i) such obligations are known to the Management Parties (ii) such CC&Rs relate to the management and operation of the Hotels and (iii) the CC&Rs are not inconsistent with the Management Agreement.
11.2    Liens; Credit. Tenant shall use commercially reasonable efforts to prevent any liens from being filed against the Hotels which arise from any maintenance, repairs, alterations, improvements, renewals, or replacements in or to the Hotels, and shall cooperate fully in obtaining the release of any such liens.
11.3    Amendments Requested by Mortgagee. If requested by any Mortgagee or prospective Mortgagee, Tenant agrees to execute and deliver any amendment of this Lease that is reasonably required by such Mortgagee or prospective Mortgagee; provided, that Tenant shall be under no obligation to amend this Lease if the result of such amendment would be to materially and adversely increase Tenant’s obligations or to materially and adversely affect Tenant’s rights under this Lease or to amend Article 5. Any such amendment shall be in effect only for the period of time in which such Mortgage is outstanding.
Article 12.
DEFAULTS AND REMEDIES
12.1    Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:
(a)    should Tenant fail to make any payment of Minimum Rent or Percentage Rent within 5 Business Days after Notice thereof, or fail to make payment of any other Rent or any other sum payable hereunder when due and such failure shall continue for a period of 30 days after Notice thereof;
(b)    should Tenant fail to maintain the insurance coverages required under Article 9 and such failure shall continue for 10 Business Days after Notice thereof;
(c)    subject to Article 8 relating to permitted contests, should Tenant default in the due observance or performance of any of the terms, covenants, or agreements contained herein to be performed or observed by it (other than as specified in clauses (a) and (b) above) and such default shall continue for a period of 30 days after Notice thereof from Landlord to Tenant; provided, that if such default is susceptible of cure but such cure cannot be accomplished with due diligence within such period of time, and if, in addition, Tenant commences to cure or cause to be cured such default within 30 days after Notice thereof from Landlord and thereafter prosecutes the curing of such default with all due diligence, then such period of time shall be extended to such period of time (not to exceed 90 days) as may be necessary to cure such default with all due diligence;
(d)    should Tenant generally not be paying its debts as they become due or should Tenant make a general assignment for the benefit of creditors;
(e)    should any petition be filed by or against Tenant under the relevant bankruptcy laws, or should any other proceeding be instituted by or against Tenant seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for Tenant or for any substantial part of the property of Tenant and such proceeding is not dismissed within 60 days after institution thereof, or should Tenant take any action to authorize any of the actions set forth above in this paragraph;
(f)    should Tenant cause or institute any proceeding for its dissolution or termination;
(g)    unless Tenant shall be contesting such lien or attachment in good faith in accordance with Article 8, should the estate or interest of Tenant in the Leased Property or any part thereof be levied upon or attached in any proceeding and the same shall not be vacated, discharged, or fully bonded or otherwise secured to the reasonable satisfaction of Landlord within the later of (i) 60 days after such attachment or levy, unless the amount in dispute is less than C$100,000.00 (as adjusted each year by increases or decreases in the Index), in which case Tenant shall give notice to Landlord of the dispute but Tenant may defend in any suitable way, and (ii) 30 days after receipt by Tenant of Notice thereof from Landlord; it being understood and agreed that Tenant may commence a contest of such matter pursuant to Article 8 above following such Notice from Landlord; or
(h)    should Tenant be in default under the Management Agreement beyond any applicable cure period, then, and in any such event, Landlord, in addition to all other remedies available to it, may terminate this Lease by giving Notice thereof to Tenant and upon the expiration of the time fixed in such Notice, this Lease shall terminate and all rights of Tenant under this Lease shall cease. Landlord shall have and may exercise all rights and remedies available at law and in equity to Landlord as a result of Tenant’s breach of this Lease, including, without limitation, the right of re-entry upon the Leased Property upon and at any time after the occurrence of an Event of Default.
12.2    Damages. Neither the termination of this Lease, the repossession of the Leased Property, the failure of Landlord to relet the Leased Property, nor the reletting of all or any portion thereof shall relieve Tenant of its liability and obligations hereunder, all of which shall survive any such termination, repossession, or reletting to the maximum extent permitted by law. In the event of any such termination, Tenant shall forthwith pay to Landlord all Rent due and payable with respect to the Leased Property to and including the date of such termination. In addition, Tenant shall forthwith pay to Landlord, at Landlord’s option, as and for liquidated and agreed current damages for Tenant’s default, either:
(a)    Without termination of Tenant’s rights to possession of the Leased Property, each installment of Rent (including Default Rent as determined below) and other sums payable to Tenant by Landlord under this Lease as the same becomes due and payable, which Rent and other sums shall bear interest at the Interest Rate from the date due until paid or otherwise discharged, and Landlord may enforce, by action or otherwise, any other term or covenant of this Lease; or
(b)    the sum of:
(i)    the unpaid Rent which had been earned at the time of termination, repossession, or reletting, and
(ii)    the worth at the time of termination, repossession, or reletting of the amount by which the unpaid Rent for the balance of the Term after the time of termination, repossession, or reletting, exceeds the amount of such rental loss that Tenant proves could be reasonably avoided and as reduced for rentals received after the time of termination, repossession, or reletting, if and to the extent required by applicable law (the “worth at the time of termination, repossession, or reletting” of the amount referred to in this subparagraph (ii) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus 1%), and
(iii)    any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course, would be likely to result therefrom.
“Default Rent” for the purposes of this Section 12.2 shall be a sum equal to (A) the average of the annual amounts of the Percentage Rent for the three Fiscal Years immediately preceding the Fiscal Year in which the termination, re-entry, or repossession takes place, or (B) if three Fiscal Years shall not have elapsed, the average of the Percentage Rent during the preceding Fiscal Years during which this Lease was in effect, or (C) if one Fiscal Year has not elapsed, the amount derived by annualizing the Percentage Rent from the Commencement Date.
12.3    Waiver of Jury Trial. Landlord and Tenant hereby waive, to the maximum extent permitted by Applicable Laws, trial by jury in any action, proceeding, or counterclaim brought by any of the parties hereto against the other or in respect of any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant hereunder, Tenant’s occupancy of the Leased Property, and/or any claim for injury or damage.
12.4    Application of Funds. Any payments received by Landlord under any of the provisions of this Lease during the existence or continuance of any Event of Default (and any payment made to Landlord rather than Tenant due to the existence of any Event of Default) shall be applied to Tenant’s current and past due obligations under this Lease in such order as Landlord may determine or as may be required by Applicable Laws.
12.5    Landlord’s Right to Cure Tenant’s Default. If an Event of Default shall have occurred and be continuing, then Landlord, after Notice to Tenant with a courtesy copy to the Management Parties (which Notice shall not be required if Landlord shall reasonably determine immediate action is necessary to protect person or property), without waiving or releasing any obligation of Tenant and without waiving or releasing any Event of Default, may (but shall not be obligated to), at any time thereafter, make such payment or perform such act for the account and at the expense of Tenant, and may, to the maximum extent permitted by law, enter upon the Leased Property or any portion thereof for such purpose and take all such action thereon as, in Landlord’s sole and absolute discretion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Landlord in connection therewith, together with interest thereon (to the extent permitted by law) at the Interest Rate from the date such sums are paid by Landlord until repaid, shall be paid by Tenant to Landlord, on demand.
12.6    Good Faith Dispute. If Tenant shall in good faith dispute the occurrence of any Default, then Tenant, before the expiration of the applicable cure period, shall give Notice thereof to Landlord, setting forth, in reasonable detail, the basis therefor and (provided Tenant shall escrow disputed amounts, if any, pursuant to an escrow arrangement reasonably acceptable to Landlord and Tenant) no Event of Default shall be deemed to have occurred; provided, that in the event of any eventual adverse determination, Tenant shall pay to Landlord interest on any disputed funds at the Interest Rate, from the date demand for such funds was made by Landlord until the date of final adverse determination and, thereafter, at the Interest Rate until paid.
Article 13.
HOLDING OVER
Any holding over by Tenant after the expiration or sooner termination of this Lease shall be treated as a weekly tenancy at sufferance at a rate equal to twice the Rent and other charges herein provided (prorated on a daily basis). Tenant shall also pay to Landlord all damages (direct or indirect) sustained by reason of any such holding over. Otherwise, such holding over shall be on the terms and conditions set forth in this Lease, to the extent applicable. Nothing contained herein shall constitute the consent, express, or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease.
Article 14.
LANDLORD’S NOTICE OBLIGATIONS; LANDLORD’S DEFAULT
14.1    Landlord’s Notice Obligation. Landlord shall give prompt Notice to Tenant and the Management Parties of any materially adverse matters affecting the Leased Property of which Landlord receives written notice or actual, conscious, present knowledge, and, to the extent Tenant and/or the Management Parties otherwise has no notice or actual knowledge thereof, Landlord shall be liable for any liabilities, costs, damages, or claims (including, without limitation, reasonable attorneys’ fees) arising from the failure to deliver such Notice to Tenant. As used in this Lease, “Landlord’s knowledge” or words of similar import shall mean the actual (and not constructive or imputed), conscious, present knowledge, without independent investigation or inquiry of William D. Rahm, Vivek Melwani, A.J. Agarwal, Tyler Henritze, Michael Barr, and Daniel Kamensky.
14.2    Landlord’s Default.
(a)    If Landlord shall in good faith dispute the occurrence of a Landlord Default and Landlord, before the expiration of the applicable cure period, shall give Notice thereof to Tenant setting forth, in reasonable detail, the basis therefor, then no Landlord Default shall be deemed to have occurred and Landlord shall have no obligation with respect thereto until final adverse determination thereof, whether through arbitration or otherwise; provided, that in the event of any such adverse determination, Landlord shall pay to Tenant interest on any disputed funds at the Interest Rate, from the date demand for such funds was made by Tenant until the date of final adverse determination and, thereafter, at the Interest Rate until paid. If Tenant and Landlord shall fail, in good faith, to resolve any such dispute within 30 days after Landlord’s Notice of dispute, then either may submit the matter for determination by arbitration, but only if such matter is required to be submitted to arbitration pursuant to any provision of this Lease, or otherwise by a court of competent jurisdiction.
14.3    Tenant’s Right to Cure. Subject to the provisions of Section 14.2, if Landlord breaches any covenant to be performed by it under this Lease, then Tenant after Notice to and demand upon Landlord as provided in Section 14.2, without waiving or releasing any obligation hereunder, may (but shall be under no obligation at any time thereafter to) make such payment or perform such act for the account and at the expense of Landlord. All sums so paid by Tenant and all costs and expenses (including, without limitation, reasonable attorneys’ fees) so incurred, together with interest thereon at the Interest Rate from the date on which such sums or expenses are paid or incurred by Tenant, shall be paid by Landlord, to Tenant on demand. The rights of Tenant hereunder to cure and to secure payment from Landlord in accordance with this Section 14.3 shall survive the termination of this Lease with respect to the Leased Property.
Article 15.
TRANSFERS BY LANDLORD
Tenant acknowledges and agrees that Landlord has the unrestricted right to mortgage, encumber, convey and assign its interest in the Leased Property. Tenant agrees and acknowledges that, at the request of Landlord and in consideration for the granting of the Leased Property to Tenant, Tenant shall enter into and execute certain documents, agreements or instruments to mortgage, encumber, convey and assign its interest in the Leased Property to further secure any financing obtained by Landlord. If Landlord conveys the Leased Property in accordance with the terms hereof to a Mortgagee, or to a grantee or transferee that expressly assumes in writing all obligations of Landlord hereunder arising or accruing from and after the date of such conveyance or transfer, then Landlord shall thereupon be released from all future liabilities and obligations of Landlord under this Lease arising or accruing from and after the date of such conveyance or other transfer as to the Leased Property and all such future liabilities and obligations shall thereupon be binding upon the new owner.
Article 16.
SUBLETTING AND ASSIGNMENT
16.1    Subletting and Assignment.
(a)    If this Lease is assigned or if the Leased Property or any part thereof is sublet (or occupied by anybody other than Tenant hereunder), then Landlord may collect the rents from such assignee, subtenant, or occupant, as the case may be, and apply the net amount collected to the Rent herein reserved, but no such collection shall be deemed a waiver of the provisions set forth in the first paragraph of Section 16.1, the acceptance by Landlord of such assignee, subtenant, or occupant, as the case may be, as a tenant, or a release of Tenant from the future performance by Tenant of its covenants, agreements, or obligations contained in this Lease.
(b)    No subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder (unless Landlord and Tenant expressly otherwise agree that Tenant shall be released from all obligations hereunder), and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the prohibition set forth in Section 16.1. No assignment, subletting, or occupancy shall affect any Permitted Use. Any subletting, assignment, or other transfer of Tenant’s interest under this Lease in contravention of Section 16.1 shall be voidable at Landlord’s option.
16.2    Required Sublease Provisions. Any sublease of any portion of the Leased Property entered into on or after the date hereof shall provide (a) that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subject or subordinate; (b) that in the event of termination of this Lease or reentry or dispossession of Tenant by Landlord under this Lease, Landlord may, at its option, terminate such sublease or take over all of the right, title, and interest of Tenant, as sublessor under such sublease, and, except as provided below, such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that neither Landlord nor any Mortgagee, as holder of a mortgage or as Landlord under this Lease, if such Mortgagee succeeds to that position, shall (i) be liable for any act or omission of Tenant under such sublease, (ii) be subject to any credit, counterclaim, offset, or defense which theretofore accrued to such subtenant against Tenant, (iii) be bound by any previous prepayment of more than one Accounting Period, (iv) be bound by any covenant of Tenant to undertake or complete any construction of the Leased Property or any portion thereof, (v) be required to account for any security deposit of the subtenant other than any security deposit actually delivered to Landlord by Tenant, (vi) be bound by any obligation to make any payment to such subtenant or grant any credits, except for services, repairs, maintenance, and restoration provided for under the sublease that are performed after the date of such attornment; (vii) be responsible for any monies owing by Tenant to the credit of such subtenant, or (viii) be required to remove any Person occupying any portion of the Leased Property; and (c) in the event that such subtenant receives a written Notice from Landlord or any Mortgagee stating that an Event of Default has occurred and is continuing, such subtenant shall thereafter be obligated to pay all rentals accruing under such sublease directly to the party giving such Notice or as such party may direct. All rentals received from such subtenant by Landlord or the Mortgagee, as the case may be, shall be credited against the amounts owing by Tenant under this Lease and such sublease shall provide that the subtenant thereunder shall, at the request of Landlord, execute a suitable instrument in confirmation of such agreement to attorn. An original counterpart of each such sublease duly executed by Tenant and such subtenant shall be delivered promptly to Landlord and Tenant shall remain liable for the payment of the Rent and for the performance and observance of all of the covenants and conditions to be performed by Tenant hereunder. The provisions of this Section 16.2 shall not be deemed a waiver of the provisions set forth in Section 16.1(a). No subtenant that is an Affiliate of Tenant shall be required to attorn to Landlord as set forth above in this Section 16.2.
16.3    Permitted Sublease and Assignment. Notwithstanding the foregoing, but subject to the provisions of Section 16.4 and any other express conditions or limitations set forth herein, Tenant may, without Landlord’s consent, sublease space at the Leased Property for any uses ancillary to the Permitted Use, so long as such subleases do not demise, in the aggregate, in excess of 3,000 square feet (exclusive of any parking garage subleases), and will not violate or affect any Legal Requirement or Insurance Requirement.
16.4    Sublease Limitation. For so long as Landlord or any Affiliate of Landlord or any Member or beneficiary of Landlord or any direct or indirect constituent owner thereof shall seek to qualify as a real estate investment trust under the Code, anything contained in this Lease to the contrary notwithstanding, Tenant shall not sublet the Leased Property on any basis such that the rental to be paid by any sublessee thereunder would be based, in whole or in part, on either (a) the income or profits derived by the business activities of such sublessee or (b) any other formula such that any portion of such sublease rental would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.
Article 17.
ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS
17.1    Estoppel Certificates. At any time and from time to time, upon not less than 10 Business Days prior Notice by either party, the party receiving such Notice shall furnish to the other a certificate certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the date to which the Rent has been paid, that to its knowledge no Default or an Event of Default by the other party has occurred and is continuing or, if a Default or an Event of Default shall exist, specifying in reasonable detail the nature thereof, and the steps being taken to remedy the same, and such additional information as the requesting party may reasonably request. If such additional information reasonably requires more than 10 Business Days to provide, then the party furnishing such information shall be entitled to such additional period to respond to such request as may be reasonably required under the circumstances. Any such certificate furnished pursuant to this Section 17.1 may be relied upon by the requesting party, its lenders, and any prospective purchaser or mortgagee of the Leased Property or the leasehold estate created hereby.
17.2    Accounting and Annual Reconciliation.
(a)    Within 120 days after the end of each Fiscal Year (or such earlier time period as required under the Management Agreement), Tenant shall cause the Management Parties to deliver to Tenant and Landlord a statement (the “Annual Operating Statement”) in reasonable detail summarizing the operations of the Hotels for the immediately preceding Fiscal Year, audited and certified by a nationally recognized firm of certified public accountants having hotel accounting experience as described in the Management Agreement. Landlord and Tenant shall promptly after Landlord’s receipt of such Annual Operating Statement, make any adjustments, by cash payment, in the amounts paid or retained for such Fiscal Year as are needed because of the final figures set forth in such Annual Operating Statement as reconciled by the Management Parties and/or Tenant to the Accounting Period Statements. Such Annual Operating Statement shall be controlling over the preceding Accounting Period Statements.
17.3    Books and Records. Books of control and account pertaining to operations at the Hotels shall be kept by Tenant, or by the Management Parties on behalf of Tenant, on the accrual basis and in all material respects in accordance with the Uniform System of Accounts and GAAP. Tenant, upon Landlord’s reasonable request and at reasonable intervals during the Management Parties’ normal business hours, shall examine such records to seek to obtain such information therefrom as reasonably directed by Landlord.
17.4    Business Plan.
(a)    Tenant shall cause the Management Parties to diligently operate the Hotels in accordance with the Business Plan.
(b)    In addition to the information described in the first sentence of Section 17.4(a), upon Landlord’s request, Tenant shall cause the Management Parties to include (to the extent reasonably available to the Management Parties) the following information along with each business plan submitted to Landlord pursuant to the provisions of Section 17.4(a): (i) general information concerning pay scales and benefits programs applicable to employees of the Hotels, the Management Parties’ general staffing policies, and the Management Parties’ plans for staffing levels at the Hotels for the forthcoming Fiscal Year; (ii) the Management Parties’ marketing plan for the forthcoming Fiscal Year; (iii) estimates of furniture, fixtures, and equipment and Capital Expenditure requirements and expenditures for the forthcoming three Fiscal Years; and (iv) estimates of the Hotels’ Working Capital and Fixed Asset Supply needs for the forthcoming Fiscal Year.
Article 18.
LANDLORD’S RIGHT TO INSPECT
The parties acknowledge that Landlord is a direct or indirect controlled subsidiary of an entity, Extended Stay America, Inc., a Delaware corporation (the “REOC Parent”), that is intended to qualify as a “real estate operating company” (a “REOC”) within the meaning of the U.S. Department of Labor plan assets regulation (Section 2510.3-101, Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations) and that it is intended that Landlord will have the rights, pursuant to this Lease, as would be reasonably necessary to result in the qualification of REOC Parent as a REOC. Without limiting the generality of the foregoing, notwithstanding any other provision of this Lease, without prejudice to the other rights provided to Landlord under this Lease, Tenant agrees to: (a) permit Landlord and REOC Parent to visit and inspect the Leased Property, to make such repairs as Landlord is permitted or required to make pursuant to the terms of this Lease, and inspect and copy the books and records of Tenant, at such times as Landlord shall reasonably request; provided, that any inspection or repair by Landlord and REOC Parent or their representatives will not unreasonably interfere with Tenant’s or the Management Parties’ use and operation of the Leased Property; (b) periodically (at least quarterly) provide Landlord and REOC Parent with information and reports regarding Tenant’s or the Management Parties’ operation and management of the Leased Property and the performance of its duties under this Lease and with respect to renovations, alterations, general maintenance, repairs, and development activities that Tenant has engaged in or intends to engage in with respect to the Leased Property and its surroundings; (c) periodically (at least quarterly) consult with Landlord and REOC Parent in advance with respect to any right retained under this Lease and with respect to Tenant’s operation and management of the Leased Property, as appropriate, and the performance of Tenant’s duties under this Lease including, without limitation, with respect to matters relating to renovations, alterations, general maintenance, repairs, and development activities with respect to the Leased Property and its surroundings; and (d) to provide Landlord and REOC Parent with such other rights as may reasonably be determined by Landlord to be necessary to enable REOC Parent to qualify as a REOC; provided, that such additional rights do not materially adversely affect (A) Tenant’s ability to perform its duties under this Lease or the economic benefits enjoyed by Tenant under this Lease or (B) the status of ESH Hospitality as a real estate investment trust under the Code. Tenant agrees to consider, in good faith, the recommendations of Landlord in connection with the matters on which it is consulted as described above.
Article 19.
INTENTIONALLY OMITTED
Article 20.
LIMITATIONS
20.1    REIT Compliance. Landlord is an indirect wholly owned subsidiary of ESH Hospitality. Tenant acknowledges that ESH Hospitality intends to qualify as a real estate investment trust under the Code. Tenant agrees that it will not knowingly or intentionally take or omit to take any action, or permit any status or condition to exist at the Leased Property, which Tenant actually knows (acting in good faith) would or could result in (a) the Rent payable under this Lease not qualifying as “rents from real property” as defined in Section 856(d) of the Code or (b) ESH Hospitality being disqualified from treatment as a real estate investment trust under the Code as the provisions exist on the date hereof; provided, that notwithstanding anything herein to the contrary, (A) Tenant shall not be responsible for any act or omission of Landlord or the Management Parties (unless the Management Parties’ action was with the express written consent, or at the direction, of Tenant), and (B) any action by Tenant taken in compliance with the express terms of this Lease or the Management Agreement shall not be deemed to create a Default or Event of Default under this Section 20.1.
20.2    Sublease Rent Limitation. Anything contained in this Lease to the contrary notwithstanding, from and after the Commencement Date, Tenant shall not knowingly or intentionally (acting in good faith) enter into any sublease with respect to the Leased Property or any part thereof on any basis such that the rental to be paid by the sublessee thereunder would be based (or considered to be based), in whole or in part, on either (a) the income or profits derived by the business activities of the sublessee, or (b) any other formula such that any portion of the rent payable hereunder would or could, to Tenant’s actual knowledge (acting in good faith), fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provisions thereto.
Article 21.
MISCELLANEOUS
21.1    No Waiver. No failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power, or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the maximum extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.
21.2    Remedies Cumulative. To the maximum extent permitted, by law, each legal, equitable, or contractual right, power, and remedy of Landlord or Tenant, now or hereafter provided either in this Lease or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power, and remedy and the exercise or beginning of the exercise by Landlord or Tenant (as applicable) of any one or more of such rights, powers, and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers, and remedies.
21.3    Severability. Any clause, sentence, paragraph, section, or provision of this Lease held by a court of competent jurisdiction to be invalid, illegal, or ineffective shall not impair, invalidate, or nullify the remainder of this Lease, but rather the effect thereof shall be confined to the clause, sentence, paragraph, section, or provision so held to be invalid, illegal, or ineffective, and this Lease shall be construed as if such invalid, illegal, or ineffective provisions had never been contained herein.
21.4    Acceptance of Surrender. No surrender to Landlord of this Lease or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.
21.5    No Merger of Title. It is expressly acknowledged and agreed that it is the intent of the parties that there shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own, or hold, directly or indirectly, this Lease or the leasehold estate created hereby and the fee estate or ground landlord’s interest in the Leased Property.
21.6    Conveyance by Landlord. If Landlord or any successor owner of all or any portion of the Leased Property shall convey all or any portion of the Leased Property in accordance with the terms of this Lease other than as security for a debt, and the grantee or transferee of such of the Leased Property shall expressly assume all obligations of Landlord hereunder with respect to such of the Leased Property arising or accruing from and after the date of such conveyance or transfer, then Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord under this Lease with respect to such of the Leased Property arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.
21.7    Quiet Enjoyment. Provided that no Event of Default shall have occurred and be continuing, Tenant shall peaceably and quietly have, hold, and enjoy the Leased Property for the Term, free of hindrance or molestation by Landlord or anyone claiming by, through, or under Landlord, but subject to (a) any encumbrance permitted to be created by Landlord hereunder, (b) liens as to obligations of Landlord that are either not yet due or which are being contested in good faith and by proper proceedings; provided, that the same do not materially interfere with Tenant’s or the Management Parties’ ability to operate the Hotels, and (c) liens that have been consented to in writing by Tenant. Except as otherwise provided in this Lease, no failure by Landlord to comply with the foregoing covenant shall give Tenant the right to cancel or terminate this Lease or abate, reduce, or make a deduction from or offset against the Rent or any other sum payable under this Lease ,or to fail to perform any other obligation of Tenant hereunder.
21.8    Registration. Neither Tenant nor anyone on Tenant’s behalf or claiming under Tenant shall register this Lease or any assignment or sublease against the Leased Property. Tenant may register a notice or caveat of this Lease provided that: (a) a copy of the Lease is not attached; (b) no financial terms are disclosed; (c) Landlord gives its prior written approval to the notice or caveat; and (d) Tenant pays Landlord’s reasonable costs on account of the matter. Upon the expiration or earlier termination of the Term, Tenant shall promptly discharge or otherwise vacate any such notice or caveat.
21.9    True Lease. The parties hereto intend that this Lease shall be treated as a true lease for federal tax purposes.
21.10    Notices.
(a)    All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Lease upon the date of receipt or refusal, except that whenever under this Lease a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.
(b)    All such notices shall be addressed,
If to Landlord and/or Beneficial Owner to:

11525 N. Community House Road, Suite 100
Charlotte, North Carolina 28277
Attention: President
Facsimile No.: (980) 335-3089
Attention: General Counsel
Facsimile No.: (980) 335-3089

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Jessica Mayes, Esq.
Facsimile No.: (212) 859-4000

and a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Viktor Okasmaa.
Facsimile No.: (212) 728-9270

If to Tenant to:

11525 N. Community House Road, Suite 100
Charlotte, North Carolina 28277
Attention: President
Facsimile No.: (980) 335-3089
Attention: General Counsel
Facsimile No.: (980) 335-3089

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Jessica Mayes, Esq.
Facsimile No.: (212) 859-4000

and a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Viktor Okasmaa.
Facsimile No.: (212) 728-9270

(c)    By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Lease to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America or Canada.
21.11    Construction; Nonrecourse. Neither this Lease nor any provision hereof may be changed, waived, discharged, or terminated except by an instrument in writing signed by all the parties thereto. All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Each term or provision of this Lease to be performed by Tenant shall be construed as an independent covenant and condition. Time is of the essence with respect to the exercise of any rights of Tenant or Landlord under this Lease. In the event of any dispute between the parties concerning this Lease, Landlord shall be entitled to an award of attorney’s fees and costs in connection with such dispute, including, without limitation, in connection with any suit, action, arbitration, or other proceeding concerning such dispute. Except as otherwise set forth in this Lease, any obligations arising prior to the expiration or sooner termination of this Lease of Tenant (including, without limitation, any monetary, repair, and indemnification obligations) and Landlord shall survive the expiration or sooner termination of this Lease; provided, that each of Landlord and Tenant shall be required to give the other Notice of any such surviving and unsatisfied obligations within one year after the expiration or sooner termination of this Lease. Nothing contained in this Lease shall be construed to create or impose any liabilities or obligations and no such liabilities or obligations shall be imposed on any of the shareholders, beneficial owners, direct or indirect, officers, directors, trustees, employees, or agents of Landlord or Tenant for the payment or performance of the obligations or liabilities of Landlord or Tenant hereunder. Further, in the event Landlord shall be in default under this Lease, and if as a consequence of such default, Tenant shall recover a money judgment against Landlord, then such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment against the right, title, and interest of Landlord in the Leased Property.
21.12    Counterparts; Headings. This Lease may be executed in two or more counterparts, each of which shall constitute an original, but which, when taken together, shall constitute but one instrument and shall become effective as of the date hereof when copies hereof, which, when taken together, bear the signatures of each of the parties hereto shall have been signed. Headings in this Lease are for purposes of reference only and shall not limit or affect the meaning of the provisions hereof.
21.13    Applicable Law. This Lease shall be interpreted, construed, applied, and enforced in accordance with the laws of the State of New York; provided, that the provisions for the enforcement of Landlord’s rights and remedies hereunder shall be governed by the laws of each of the respective jurisdictions where the Leased Property is located to the extent necessary for the validity and enforcement thereof.
21.14    Right to Make Agreement. Each party warrants, with respect to itself, that neither the execution of this Lease, nor the consummation of any transaction contemplated hereby, shall violate any provision of any law, or any judgment, writ, injunction, order, or decree of any court or governmental authority having jurisdiction over it; nor result in or constitute a breach or default under any indenture, contract, or other commitment or restriction to which it is a party or by which it is bound; nor require any consent, vote, or approval which has not been given or taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have, throughout the term of this Lease and any extensions thereof, the full right to enter into this Lease and perform its obligations hereunder.
21.15    Disclosure of Information.
(a)    Notwithstanding anything to the contrary in the foregoing provisions of this Section 21.15 or elsewhere in this Lease, any party (and any employee, representative, or other agent of any party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Lease and all materials of any kind (including opinions or other tax analyses) that are provided to any party relating to such tax treatment and tax structure; provided, that any such information and materials shall be kept confidential to the extent necessary to comply with any applicable securities laws. For purposes of the preceding sentence, the tax treatment and tax structure of the transactions contemplated by this Lease shall not be deemed to include the identity of the parties, the location of the Leased Property, or the amount of Rent payable by Tenant hereunder. The foregoing authorization of disclosure is retroactively effective immediately upon commencement of the first discussions among the parties regarding the transactions contemplated hereby, and the parties aver and affirm that this tax disclosure authorization has been given on a date which is no later than 30 days from the first day that any party (or any employee, representative, or other agent of a party) first made or provided a statement as to the potential federal income tax consequences that may result from the transactions contemplated hereby.
(b)    The obligations of Tenant and Landlord contained in this Section 21.15 shall survive the expiration or earlier termination of this Lease.
21.16    Operating Lease. The parties hereto intend that this Lease shall be deemed for all purposes to be an operating lease and not a capital lease.
21.17    No Joint Venture or Partnership. Landlord and Tenant intend that the relationship created hereunder be solely that of landlord and tenant. Nothing herein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Landlord and Tenant.
21.18    Planning Act (Ontario). It is an express condition of this Lease that the subdivision control provisions of the applicable provincial legislation be complied with, if necessary. If such compliance is necessary, then Tenant covenants and agrees to proceed diligently, at Tenant’s expense, to obtain the required consent and Landlord agrees to cooperate, at Tenant’s expense, with Tenant in bringing such application.
21.19    Distress. Notwithstanding any provision of this Lease or any provision of any applicable legislation, none of the goods and chattels of Tenant on the Leased Property at any time during the Term shall be exempt from levy by distress for Rent in arrears, and Tenant waives any such exemption. If Landlord makes any claim against the goods and chattels of Tenant by way of distress, this provision may be pleaded as an estoppel against Tenant in any action brought to test the right of Landlord to levy such distress.
21.20    Beneficial Owner Ratification. Beneficial Owner ratifies and confirms that it has irrevocably authorized and directed Landlord to execute and deliver this Lease and that such authorization and direction shall constitute Beneficial Owner’s giving of full and sufficient authority to Landlord for Landlord to execute and deliver this Lease. Landlord and Beneficial Owner acknowledge that Tenant is relying on such authorization and direction and that Tenant shall not be obliged to look further into the terms of the trust between Landlord and Beneficial Owner.
21.21    Amendment and Restatement. The parties agree that the Original Lease Agreement is hereby amended and restated. The parties agree that (i) the terms and conditions of the Original Lease Agreement shall be amended as set forth herein and, as so amended, shall be restated in their entirety, but shall be amended only with respect to the rights, title, estates, interest, liabilities, duties, covenants, obligations and agreements among the parties accruing from and after the date hereof. The execution, delivery and effectiveness of this Lease shall not constitute a waiver of any covenant, agreement or obligation under the Original Lease Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Lease as of the date above first written.
LANDLORD:
ESA CANADA ADMINISTRATOR L.L.C., a Delaware limited liability company

By:    /s/ Jonathan S. Halkyard
Name: Jonathan S. Halkyard
Title: Vice President and Treasurer

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

TENANT:

ESA CANADA OPERATING LESSEE ULC, a British Columbia unlimited liability company

By:    /s/ Jonathan S. Halkyard
    Name: Jonathan S. Halkyard
Title: Vice President and Treasurer

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

BENEFICIAL OWNER:
ESA CANADA PROPERTIES
TRUST, a Delaware statutory trust

By:    /s/ Jonathan S. Halkyard
    Name: Jonathan S. Halkyard
Title: Vice President and
    Treasurer

EXHIBIT A
LAND; MINIMUM RENT; MINIMUM RENT ALLOCATIONS
(see attached)

	Address	Minimum Rent Through 12/31/2016	Minimum Rent – 2017	Minimum Rent – 2018	Minimum Rent -- 2019
1	141 Cooper Street, Ottawa, ON	$3,035,000.00	$3,156,000.00	$3,282,000.00	$3,413,000.00
2	3600 Steels Avenue West, Vaughan, ON	$2,400,000.00	$2,496,000.00	$2,596,000.00	$2,700,000.00
3	222 LeMarchant Road, St. Johns, NL	$1,463,000.00	$1,522,000.00	$7,461,000.00	$1,646,000.00
	Aggregate	$6,898,000.00	$7,174,000.00	$7,461,000.00	$7,759,000.00

	Address	Minimum Rent – 2020	Minimum Rent – 2021	Minimum Rent -- 2022	Minimum Rent -- 2023
1	141 Cooper Street, Ottawa, ON	$3,549,999.00	$3,692,000.00	$3,840,000.00	$3,994,000.00
2	3600 Steels Avenue West, Vaughan, ON	$2,808,000.00	$2,920,000.00	$3,037,000.00	$3,158,000.00
3	222 LeMarchant Road, St. Johns, NL	$1,712,000.00	$1,780,000.00	$1,851,000.00	$1,925,000.00
	Aggregate	$8,069,000.00	$8,392,000.00	$8,728,000.00	$9,077,000.00

	Address	Minimum Rent -- 2024	Minimum Rent – 2025	Minimum Rent – 2026	Minimum Rent – 2027	Minimum Rent -- 2028
1	141 Cooper Street, Ottawa, ON	$4,154,000.00	$4,321,000.00	$4,494,000.00	$4,673,000.00	$4,860,000.00
2	3600 Steels Avenue West, Vaughan, ON	$3,284,000.00	$3,415,000.00	$3,552,000.00	$3,694,000.00	$3,842,000.00
3	222 LeMarchant Road, St. Johns, NL	$2,002,000.00	$2,082,000.00	$2,165,000.00	$2,252,000.00	$2,342,000.00
	Aggregate	$9,440,000.00	$9,818,000.00	$10,211,000.00	$10,619,000.00	$11,044,000.00

EXHIBIT B
INTENTIONALLY OMITTED

EXHIBIT C
PROVISIONS RELATING TO PERCENTAGE RENT

Percentage Rent for any Fiscal Year shall equal the sum of:
(a)    the product of (i) all Gross Revenues for such Fiscal Year in excess of the Tier 1 Threshold but less than or equal to the Tier 2 Threshold and (ii) the Tier 1 Percentage; plus
(b)    the product of (i) all Gross Revenues for such Fiscal Year in excess of the Tier 2 Threshold but less than or equal to the Tier 3 Threshold and (ii) the Tier 2 Percentage;
(c)    the product of (i) all Gross Revenues for such Fiscal Year in excess of the Tier 3 Threshold and (ii) the Tier 3 Percentage.
“Tier 1 Percentage” means fifty-five percent (55%).
“Tier 1 Threshold” means C$11,520,000.00, increasing at a rate of three percent (3%) per annum compounded annually for each Fiscal Year.
“Tier 2 Percentage” means sixty-five and one half percent (65.5%).
“Tier 2 Threshold” means C$12,550,000.00, increasing at a rate of three percent (3%) per annum compounded annually for each Fiscal Year.
“Tier 3 Percentage” means seventy-seven and one half percent (77.5%).
“Tier 3 Threshold” means C$14,300,000.00, increasing at a rate of three percent (3%) per annum compounded annually for each Fiscal Year.
“Thresholds” means each of the Tier 1 Threshold, the Tier 2 Threshold, and the Tier 3 Threshold.

EXHIBIT D
TRADEMARK LICENSE AGREEMENTS

Trademark License Agreement, dated as of October 8, 2010, between ESH Strategies Branding LLC and ESA Canada Operating Lessee Inc. (n/k/a ESA Canada Operating Lessee ULC), as amended by that certain First Amendment to Trademark License Agreement, dated November 30, 2012